UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

CAPTARIS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

CALCULATION OF FILING FEE

Title of each class of securities to which transaction applies:	Aggregate number of securities to which transaction applies:	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:	Proposed maximum aggregate value of transaction:	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 8, 2006

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Captaris, Inc. will be held at Captaris’ principal executive offices located at 10885 NE 4th Street, Bellevue, WA 98004, at 9:00 a.m. local time, on Thursday, June 8, 2006. Only shareholders who owned stock at the close of business on the record date, March 31, 2006, can vote at the Annual Meeting or any adjournments of the Annual Meeting that may take place. At the Annual Meeting we will ask you to:

(1) elect three directors to our Board of Directors to serve for terms as more fully described in the accompanying Proxy Statement;

(2) ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for 2006;

(3) approve the Captaris, Inc. 2006 Equity Incentive Plan which will amend and restate the Captaris, Inc. 1989 Restated Stock Option Plan to authorize restricted stock and other types of awards and make certain other changes in the Plan, and will replace the Captaris, Inc. 2000 Non-Officer Employee Stock Compensation Plan; and

(4) transact any other business properly presented at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED DIRECTORS DESCRIBED IN THE PROXY STATEMENT, “FOR” THE RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND “FOR” THE PROPOSAL TO APPROVE THE CAPTARIS, INC. 2006 EQUITY INCENTIVE PLAN.

All shareholders are cordially invited to attend the Annual Meeting in person.

To ensure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible, even if you plan to attend the Annual Meeting. A return envelope, which requires no postage, if mailed in the United States, is enclosed for this purpose. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

By order of the Board of Directors,

Peter Papano Chief Financial Officer and Secretary

April 14, 2006

Please note that attendance at our Annual Meeting will be limited to shareholders who owned stock at the close of business on the record date, or their authorized representatives, and their guests.

CAPTARIS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Captaris, Inc. of proxies for use at the Annual Meeting of Shareholders to be held at Captaris’ principal executive offices located at 10885 NE 4th Street, Bellevue, WA 98004, at 9:00 a.m. local time, on Thursday, June 8, 2006, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. It is expected that this Proxy Statement and accompanying proxy card will be mailed to shareholders on or about April 14, 2006.

Record Date and Outstanding Shares

Only holders of record of Captaris common stock at the close of business on the record date, March 31, 2006, are entitled to notice of and to vote at the Annual Meeting. On that date, 28,280,988 shares of common stock were issued and outstanding.

Revocability of Proxies

If you give your proxy to us, you have the power to revoke it at any time before it is exercised. Your proxy may be revoked by:

•	notifying the Secretary of Captaris in writing before the Annual Meeting;

•	delivering to the Secretary of Captaris before the Annual Meeting a signed proxy with a later date; or

•	attending the Annual Meeting and voting in person.

Quorum and Voting

The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct business. Abstentions and broker non-votes will be included in determining the presence of a quorum at the Annual Meeting.

For the proposal relating to the election of directors (Proposal 1), the nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting, will be elected to the Board of Directors. The proposal relating to the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm (Proposal 2) will be adopted if the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. The proposal to approve the Captaris, Inc. 2006 Equity Incentive Plan (the “2006 Equity Incentive Plan”) that will amend and restate the Captaris, Inc. 1989 Restated Stock Option Plan (the “1989 Plan”) and will replace the Captaris, Inc. 2000 Non-Officer Employee Stock Compensation Plan (the “2000 Plan”) for future awards (Proposal 3) will be adopted if the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal.

Abstentions and broker non-votes will have no effect on the proposals to be voted on at the Annual Meeting because they will not represent votes cast at the Annual Meeting for the purpose of voting on such proposals. Broker non-votes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker either does not exercise, or is not permitted to exercise, discretion to vote those shares on a particular matter. Brokers may exercise discretion to vote shares as to which instructions are not given with respect to Proposals 1 and 2. However, current Nasdaq rules prohibit discretionary voting with respect to Proposal 3.

You are entitled to one vote for each share of common stock you hold. If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any directions given, your shares will be voted in accordance with our recommendations.

We are not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Solicitation of Proxies

The Captaris Board of Directors is soliciting the proxies in the form enclosed. David P. Anastasi and Peter Papano, and each or either of them, are named as proxies. Proxies may be solicited by certain of our directors, officers and regular employees, without additional compensation. In addition, we have retained Georgeson Shareholder Communications, Inc. to aid in the solicitation of proxies for fees of approximately $15,000, plus reimbursement for out-of-pocket expenses related to the solicitation, which are expected to be between $25,000 to $50,000. We, or Georgeson, may solicit your proxy by personal interview, mail, electronic mail or telephone. Captaris will pay all costs of solicitation of proxies. In addition, Captaris may reimburse brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding solicitation materials to such beneficial owners.

ELECTION OF DIRECTORS (PROPOSAL 1)

In accordance with the Bylaws of Captaris, the Board of Directors shall be composed of not less than five nor more than ten directors, the specific number set by resolution of the Board of Directors. The Board of Directors is currently composed of nine directors, divided into three classes as follows: three Class I directors, three Class II directors and three Class III directors. Directors are generally elected for three-year terms that are staggered such that approximately one-third of the directors are elected each year. Generally, one class of directors will be selected each year by our shareholders. Each director will hold office until the election and qualification of his or her successor or upon earlier resignation or removal. Additional directorships resulting from an increase in the number of directors will be distributed among the three classes, so that as nearly as possible each class will consist of an equal number of directors.

This year, the terms of three Class III directors expire. As previously disclosed on our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on March 2, 2005, James S. Campbell, a current Class III director, will retire from the Board of Directors, effective upon the conclusion of the Annual Meeting. Accordingly, Mr. Campbell was not nominated for reelection at the Annual Meeting.

In May 2005, the Board of Directors increased the size of the Board to nine directors and appointed Daniel R. Lyle as a Class I director. The appointment of Mr. Lyle was recommended and approved by the Governance Committee, upon the recommendation of the Chair of the Governance Committee. Washington law and the Bylaws of Captaris provide that the term of a director appointed to fill a vacancy expires at the next annual meeting of shareholders at which directors are elected. Accordingly, Mr. Lyle has been nominated for election at the Annual Meeting.

Three directors divided between the following classes will be elected at the Annual Meeting:

•	One Class I director will be elected to serve a one-year term expiring in 2007; and

•	Two Class III directors will be elected to serve three-year terms expiring in 2009.

If elected, each director will serve until the end of his respective term or until his earlier retirement, resignation or removal. Biographical information regarding each of the nominees for the Board of Directors is set forth below. Ages listed are as of March 31, 2006.

The Board of Directors has no reason to believe that the nominees named below will be unable to serve as directors. If, however, any nominee should be unwilling or unable to serve, the persons named as proxies will have discretionary authority to vote for the election of such substitute nominees as may be designated by the Board of Directors.

Unless authority to do so is withheld, the persons named as proxies on the accompanying proxy card will vote “FOR” the election of the nominees listed below.

The Board of Directors unanimously recommends a vote “FOR” each nominee.

Nominee for Election of Class I Director Whose Term Expires in 2007

DANIEL R. LYLE (age 60) was appointed to the Board of Directors on May 26, 2005. From 1982 to June 2003, Mr. Lyle served as a partner with PricewaterhouseCoopers LLP. During his tenure, he was Managing Partner for the National Retail Practice and Managing Partner for the West Region Retail and Consumer Product Practice. Mr. Lyle’s clients included many of PricewaterhouseCoopers’ largest retail and consumer products companies and he was involved in numerous mergers, acquisitions and public financing transactions. Since July 2003, Mr. Lyle has served as a director for RedEnvelope, Inc., a specialty gift retailer, and is currently the (nonexecutive) Chairman of the Board of Directors and the Chairman of the Audit Committee. Mr. Lyle is also the Chairman of the Audit Committee for Gymboree, Inc., a clothing retailer. Mr. Lyle received a B.A. degree in economics from California State University, Northridge and an M.B.A. degree from the University of California at Los Angeles.

Nominees for Election of Class III Directors Whose Terms Expire in 2009

DAVID P. ANASTASI (age 49) joined Captaris as President, Chief Executive Officer and a director in November 2000. From May to November 2000, Mr. Anastasi served as President and Chief Executive Officer of Conversational Computing Corporation, a speech recognition technologies company. Prior to that, he was a founder and President and Chief Executive Officer of the Global Chipcard Alliance, a SmartCard consortium, from 1999 to 2000. From 1994 to 1999, Mr. Anastasi served as Vice President and General Manager of the Public Access Solutions & Smart Card Division of U S WEST. Mr. Anastasi currently serves on the Boards of Directors of the AeA (formerly known as the “American Electronics Association”). Mr. Anastasi holds a B.S. degree in marketing management from Bentley College and a master’s degree with an emphasis in international management from the University of San Francisco.

THOMAS M. MURNANE (age 58) has served as a director of Captaris since July 2003. From July 1988 until September 2002, Mr. Murnane was a partner with PricewaterhouseCoopers LLP where he served as Director of the firm’s Retail Strategy Consulting Practice and later as Global Director of Marketing and Brand Management for PwC Consulting. Since retiring as a Partner from PricewaterhouseCoopers in October 2002, Mr. Murnane has served on the Boards of Directors and Audit Committees of each of Pacific Sunwear of California, Inc., a specialty apparel retailer, Finlay Enterprises, Inc., a specialty jewelry retailer, and The Pantry, Inc., a convenience store chain, where he is Lead Director. In addition, Mr. Murnane serves as the Chairperson of the Governance Committee at Finlay Enterprises, Inc. and The Pantry, Inc. and is on the Executive Committee of the Board of Directors of The Pantry, Inc. As a strategy consultant at PricewaterhouseCoopers from 1980 until 1998, Mr. Murnane worked with several well-known retail and consumer products companies, led the development of the business strategy for PwC Consulting and later oversaw the development of the new brand for PwC Consulting, in connection with its intended initial public offering. Mr. Murnane also served on PwC Consulting’s Executive Committee from July 1998 until July 2001. Mr. Murnane holds a B.S.B.A. degree and an M.B.A. degree from The Ohio State University.

DIRECTORS CONTINUING IN OFFICE

The following individuals are continuing directors and are not standing for election this year:

Continuing Class I Directors Whose Terms Expire in 2007

ROBERT F. GILB (age 60) has served as a director of Captaris since 1998. He has been the President of Robert F. Gilb Strategic & Business Consulting, L.L.C. since May 1997. From 1992 to 1997, Mr. Gilb held several positions at Microsoft Corporation, including General Manager, Financial Analysis; General Manager, Finance; and General Manager, Worldwide Business Operations. From 1979 to 1992, Mr. Gilb was an audit partner with Arthur Andersen L.L.P. in Seattle, Washington. In this capacity he provided services to private and publicly owned companies in a variety of industries, including computer software, biotech, retail and distribution. His primary role was to audit and review financial statements for compliance with SEC reporting and generally accepted accounting principles. Mr. Gilb also provided services in connection with mergers and acquisitions and business process reengineering. Mr. Gilb is an Associate Trustee to the Pacific Science Center in Seattle. Mr. Gilb has a B.S. degree in accounting from California State University, Long Beach.

MARK E. SIEFERTSON (age 46) has served as a director of Captaris since April 2005. Mr. Siefertson has accumulated over 20 years of technology architecture, systems design and consulting experience. In 1997, Mr. Siefertson co-founded Diamond Technology Partners, Inc., which was later merged with Cluster Consulting, a leading European consultancy, creating DiamondCluster International, Inc., a global management consulting firm. While with Diamond, Mr. Siefertson served in various positions, including Senior Vice President and Managing Director of the Marketplace Solutions Group, until his retirement from Diamond in June 2001. At Diamond, Mr. Siefertson’s specialty was digital strategy, technology strategy and technology architecture. His project experience included the design and implementation of complex scalable technologies across a broad range of industries. Prior to founding Diamond, Mr. Siefertson was employed in various positions with Technology Solutions Company, IBM and Electronic Data Systems Corp. After his retirement from Diamond, Mr. Siefertson founded Wild Eyed Technology, Inc., a strategy and technology consulting company, and he continues to serve as its President and sole employee.

Continuing Class II Directors Whose Terms Expire in 2008

BRUCE L. CROCKETT (age 62) has served as a director of Captaris since September 2001 and was elected Chairperson of the Board of Directors in 2003. Mr. Crockett has accumulated 32 years of experience in finance and general management in the banking, aerospace and telecommunications industries. Mr. Crockett has served, since 1996, as Chairperson of Crockett Technologies Associates, a strategic consulting firm that provides services to the information technology and communications industries. From 1992 to 1996, he served as President, Chief Executive Officer and a Director of COMSAT Corporation, an international satellite and wireless telecommunications company. Mr. Crockett currently serves as Chairperson of the Board of the mutual funds of the AIM Management Group Inc., an investment company, and as a director of ACE Limited, an insurance company. Mr. Crockett is also a Senior Trustee of the University of Rochester. Mr. Crockett holds an A.B. degree in geography and economics from the University of Rochester, an M.B.A. degree in finance from Columbia University, a B.S. degree in accounting from the University of Maryland and an Honorary J.D. degree from the University of Maryland.

ROBERT L. LOVELY (age 68) has served as a director of Captaris since 1983. He currently serves as President and a director of The Lovely Corporation, a business development and management firm. From 1994 to 2000, Mr. Lovely served as Executive Vice President and Director of Travel Automation Systems Corporation, a software company. Prior to 1994, Mr. Lovely also served as President, Chief Executive Officer and a director of Satellite Information Systems Co.; founder, general manager and director of US Intelco Networks, Inc. (now a part of VeriSign, Inc.); and founder, manager, Chief Executive Officer and director of Allied Data, a data processing services company. Mr. Lovely is also a director of Enhanced Technology Financial Services Incorporated, a financial services company. Mr. Lovely holds a B.A. degree in mathematics from Washington State University and an M.B.A. degree from Pacific Lutheran University. As of December 2, 2005, Mr. Lovely also holds a Certificate of Director Education from the NACD Corporate Directors Institute.

PATRICK J. SWANICK (age 48) has served as a director of Captaris since November 2003. Mr. Swanick spent nearly 26 years in the financial services industry, holding various executive level positions in retail and commercial banking, operations, technology and e-commerce. Mr. Swanick currently serves as a business advisor and board member for several companies. From June 1992 until January 2005, Mr. Swanick was employed by KeyCorp, a bank-based financial services company headquartered in Cleveland, Ohio. At KeyCorp, he served as President of the Retail Bank, CEO of Key Electronic Services and Vice Chairman of KeyBank, N.A. In various other assignments, Mr. Swanick was KeyCorp’s executive in charge of all Call Centers, ATMs, Retail Operations, Consumer Product Management, Online Banking and Electronic Payments. Prior to his employment with KeyCorp, he was a senior executive with Fidelity Bank and First Fidelity Bancorporation, both now part of Wachovia Corporation. He is a member of the Board of Directors of the Bank Administration Institute, a Chicago-based professional services organization. Additionally, he is a director of Tyfone, Inc., a Portland, Oregon start-up focused on the mobile payments marketplace. Mr. Swanick holds a B.S. degree in marketing, with a minor in Spanish, and an M.B.A. degree in management, from Saint Joseph’s University in Philadelphia, Pennsylvania.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

The Board of Directors has reviewed the relationships between Captaris and each of its directors and has determined that all of the directors, other than Mr. Anastasi, Captaris’ President and Chief Executive Officer, are independent under the Nasdaq corporate governance listing standards.

Board Attendance

During 2005, there were nine meetings of the Board of Directors. Each of our directors attended, during the term of his directorship, at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors and (b) the total number of meetings held by each of the committees on which he served.

The Board of Directors has adopted a policy that each director is encouraged to attend Captaris’ regularly scheduled Annual Meeting of Shareholders. All of our directors attended Captaris’ 2005 Annual Meeting of Shareholders.

Board of Directors Compensation

Employee directors do not receive any separate compensation for their service on the Board of Directors. Nonemployee directors receive the compensation described below.

Cash Compensation

For service on the Board of Directors in 2005, each nonemployee director received an annual cash retainer of $31,000, payable in quarterly installments, and was reimbursed for all reasonable expenses incurred in attending meetings of the Board of Directors and committees. Nonemployee directors also received the following annual retainers for committee membership, and for service as a chair of a committee, both of which amounts were paid in quarterly installments.

Committee Membership	Amount ($)
Audit Committee	9,000
Compensation Committee	6,000
Governance Committee	3,000

Committee Chair
Board of Directors	20,000
Audit Committee	14,000
Compensation Committee	6,000
Governance Committee	6,000

Effective April 1, 2006, the retainers paid to each of the chairs of the Compensation Committee and the Governance Committee increased by $1,000 per quarter such that the chair of each of those committees will receive $10,000 per year for services as chair.

Equity Compensation

All nonemployee directors receive automatic stock option grants under our Nonemployee Director Stock Option Grant Program (the “Nonemployee Director Program”), currently administered under the terms of the 1989 Plan. Under the Nonemployee Director Program, nonemployee directors receive stock options upon initial election or appointment to the Board Directors and annually thereafter on the date of the annual meeting of shareholders. Each stock option granted under the Nonemployee Director Program is for the purchase of shares of common stock with a valuation (calculated using the methodology then being used by Captaris to value its stock options for financial statement purposes) of $35,000 on the date of grant. The annual grant is not available to a nonemployee director who received an initial grant within six months prior to the date of the next annual grant.

Options granted to nonemployee directors under the Nonemployee Director Program have an exercise price equal to the fair market value of Captaris common stock on the date of grant, vest in full one year after the date of grant and expire ten years from the date of grant or, if earlier, 12 months after the director’s termination of service with Captaris, death or total disability. In the event of certain company transactions, such as a merger, sale or liquidation of Captaris, each outstanding option will accelerate in full in connection with the event.

In 2005, Mr. Siefertson received a stock option to purchase 25,868 shares of common stock in connection with his appointment to the Board of Directors in April 2005. Mr. Lyle received a stock option to purchase 29,063 shares of common stock upon his appointment to the Board of Directors in May 2005. Each other nonemployee director received a stock option to purchase 29,860 shares on May 12, 2005, the date of our 2005 annual meeting of shareholders.

Pending shareholder approval of the 2006 Equity Incentive Plan (Proposal 3), the Board of Directors has suspended the Nonemployee Director Program. If the shareholders approve the 2006 Equity Incentive Plan, future grants to nonemployee directors for their services may be in the form of stock options, restricted stock, deferred stock units or a combination of the foregoing. If the proposal is not adopted, the Board of Directors intends to resume use of the Nonemployee Director Program.

Total Compensation

The following table provides information on compensation for nonemployee directors who served on the Board of Directors during 2005.

Nonemployee Director Compensation for Fiscal Year 2005

Name	Annual Cash Retainer ($)		Initial/Annual Stock Option Grant Retainer ($) (2)	Additional Cash Retainers (Chair Positions, Committee Memberships) ($)		Total ($)
James S. Campbell (1)	31,000		35,000	11,250		77,250
Bruce L. Crockett	31,000		35,000	26,000		92,000
Robert F. Gilb	31,000		35,000	19,500		85,500
Robert L. Lovely	31,000		35,000	12,000		78,000
Daniel R. Lyle	18,600	(3)	35,000	10,067	(3)	63,667
Thomas M. Murnane	31,000		35,000	18,000		84,000
Mark E. Siefertson	23,250	(3)	35,000	2,250	(3)	60,500
Patrick J. Swanick	31,000		35,000	9,000		75,000

(1)	Mr. Campbell will be retiring upon the conclusion of the 2006 Annual Meeting of Shareholders.

(2)	Based on the methodology used by Captaris to value stock options for financial reporting purposes.

(3)	Amounts prorated based on the date the individual joined the Board of Directors.

Nonemployee Director Stock Ownership Guidelines

In January 2006, the Board of Directors adopted stock ownership guidelines for its nonemployee directors. Under the guidelines, nonemployee directors are required to accumulate over five years from the later of adoption of the guidelines or initial election or nomination to the Board of Directors shares of Captaris common stock equal in value to at least four times the value of the annual cash retainer. Shares that count toward these guidelines include:

•	Shares of common stock purchased from Captaris or on the open market;

•	Common stock obtained and held through stock option exercises;

•	Restricted stock and restricted stock units;

•	Deferred stock units; and

•	Stock beneficially owned by a spouse and/or minor children or held in family trusts.

If the shareholders do not approve the 2006 Equity Incentive Plan (Proposal 3), which would permit Captaris to issue restricted stock and other types of awards to nonemployee directors, the Board of Directors intends to reevaluate the guidelines.

Committees of the Board of Directors

The Board of Directors has a Compensation Committee, Audit Committee and Governance Committee, each of whose membership as of February 1, 2006 is indicated in the table below.

Director	Compensation	Audit	Governance
James S. Campbell		X
Bruce L. Crockett	X	X
Robert F. Gilb	X	X
Robert L. Lovely	X	X
Daniel R. Lyle		Chair	X
Thomas M. Murnane	X		Chair
Mark E. Siefertson			X
Patrick J. Swanick	Chair		X

Compensation Committee

Each member of the Compensation Committee is an independent director under Nasdaq listing standards. The primary function of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to the compensation of Captaris’ Chief Executive Officer and other executives, employees and directors who are not employees of Captaris, and relating to Captaris’ retirement, welfare and other benefit plans. The Compensation Committee is also responsible for performing other related responsibilities set forth in its charter, which is posted on Captaris’ website.

The Compensation Committee held eleven meetings in 2005.

Audit Committee

Each member of the Audit Committee is an independent director under SEC rules and Nasdaq listing standards. The Board of Directors has determined that both Messrs. Lyle and Gilb meet the definition of an “audit committee financial expert” under SEC rules.

The primary functions of the Audit Committee are to represent and assist the Board of Directors with the oversight of:

•	the integrity of Captaris’ financial statements and internal controls;

•	Captaris’ compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the audit function by the independent auditor.

The Audit Committee has ultimate authority to select, evaluate and, where appropriate, replace the independent auditor, approve all audit engagement fees and terms, and engage outside advisors, including its own counsel and other advisors, as it determines necessary to carry out its duties. The Audit Committee is also responsible for performing other related responsibilities set forth in its written charter, which is posted on Captaris’ website.

The Audit Committee held fifteen meetings in 2005.

Governance Committee

Each member of the Governance Committee is an independent director under Nasdaq listing standards.

The primary functions of the Governance Committee are to:

•	identify individuals qualified to become members of the Board of Directors;

•	approve and recommend to the Board of Directors director candidates for election to the Board of Directors;

•	develop, update as necessary, and recommend to the Board of Directors corporate governance principles and policies applicable to Captaris; and

•	monitor compliance with such principles and policies.

The Governance Committee is also responsible for performing other related responsibilities set forth in its charter, which is posted on Captaris’ website.

The Governance Committee held eight meetings in 2005.

Director Nomination Procedures

The Governance Committee is generally responsible for the identification, review, selection and recommendation to the Board of Directors of candidates for director nominees, including the development of policies and procedures to assist in the performance of these responsibilities. The Governance Committee reviews with the Board of Directors the requisite qualifications, skills and characteristics for Board of Directors nominees and composition and the specific considerations relating to individual director candidates. Upon the Governance Committee’s recommendations, the Board of Directors recommends the director nominees to the shareholders for selection.

Potential director candidates are referred to the Chairperson of the Governance Committee for consideration by the Governance Committee, which may then recommend the director candidate to the Board of Directors for its consideration, if deemed appropriate. If necessary or desirable in the opinion of the Governance Committee, the Governance Committee will determine appropriate means for seeking additional director candidates, including engagement of outside consultants to assist the Governance Committee in the identification of director candidates.

The Governance Committee will consider candidates recommended by shareholders. Shareholders wishing to suggest director candidates should submit their suggestions in writing to the Chairperson of the Governance Committee, c/o the Secretary of Captaris, providing the candidate’s name, biographical data and other relevant information. Shareholders who intend to nominate a director for election at the 2007 Annual Meeting of Shareholders must provide advance written notice of such nomination to the Secretary of Captaris in the manner described below under the heading “Shareholder Proposals.”

The Governance Committee has recommended to the Board of Directors, and the Board of Directors has adopted, the Director Selection Guidelines set out in Exhibit A to the Governance Committee Charter. In accordance with the Director Selection Guidelines, the Governance Committee and the Board of Directors, as appropriate, will review the following considerations, among others, in their evaluation of candidates for Board of Director nomination: personal and professional ethics, training, experience and ability at making and overseeing policy in business, government and/or educational sectors, commitment to fulfill the duties of the Board of Directors, commitment to understanding Captaris’ business, commitment to engage in activities in the best interests of Captaris, independence, diversity, industry knowledge and contacts, financial or accounting expertise, leadership qualities, public company board of director and committee experience and other relevant qualifications. A director candidate’s ability to devote adequate time to Board of Directors and committee activities is also considered. The Governance Committee periodically reviews with the Board of Directors the appropriate process for and the considerations to be taken in the evaluation of director candidates. In the event there is a vacancy on the Board of Directors, the Governance Committee will initiate the effort to identify appropriate director candidates.

Shareholder Communications With the Board of Directors

Shareholders of Captaris may contact the Board of Directors as a group or an individual director by the U.S. postal mail directed to the Chairperson of the Board of Directors, c/o the Secretary of Captaris, at 10885 NE 4th Street, Bellevue, WA 98004. Shareholder communications received by the Secretary of Captaris will be promptly forwarded to the specified director addressees or to the full Board of Directors, as applicable. Shareholders should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed.

Shareholders wishing to submit proposals for inclusion in the proxy statement relating to the 2007 Annual Meeting of Shareholders should follow the procedures specified below under the heading “Shareholder Proposals.” That section outlines the procedures for submission of shareholder proposals for inclusion in Captaris’ proxy statement for the 2007 Annual Meeting of Shareholders and submission of nominations of persons for election to the Board of Directors or proposals for other business to be considered at the 2007 Annual Meeting of Shareholders.

Additional Corporate Governance Information

A link to the following corporate governance materials of Captaris is available on Captaris’ website at http://www.captaris.com. You may access the materials by clicking on the “Corporate” menu and selecting the “Corporate Governance” or the “Ethics Point” link. A copy of the materials will be mailed to you upon request to Captaris, Investor Relations, 10885 NE 4th Street, Bellevue, WA 98004:

•	Audit Committee, Compensation Committee and Governance Committee Charters.

•	Code of Conduct applicable to all directors, officers and employees of Captaris (included in the “Ethical Business Practices” portion of the Captaris Ethics Guidebook).

•	Code of Ethics for our Chief Executive Officer and senior financial officers (included in the Captaris Ethics Guidebook).

The Captaris Ethics Guidebook is comprised of three sections: “Ethical Business Practices”; “Accounting Practices Complaint Process” and “Code of Ethics: Senior Financial Officers.” If we waive any material provision of our Code of Ethics for our senior financial officers, including the Chief Executive Officer, or substantively change the code, we will disclose that fact on our website within four business days.

Compensation Committee Interlocks and Insider Board Participation

The Compensation Committee currently consists of Messrs. Crockett, Gilb, Lovely, Murnane and Swanick. None of these Compensation Committee members has served as an officer or employee of Captaris. None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table summarizes certain information regarding the beneficial ownership of Captaris common stock as of March 15, 2006 for:

•	our Chief Executive Officer;

•	each of our other named executive officers in the Summary Compensation Table below;

•	each of our directors;

•	our directors and executive officers as a group; and

•	each person or group that we know of who owns more than 5% of Captaris common stock.

Beneficial ownership is determined in accordance with SEC rules and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of March 15, 2006 are deemed outstanding for computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percentage of Class (2)
Executive Officers and Directors
David P. Anastasi (3)	1,239,329	4.20%
James S. Campbell (4)	102,060	*
Bruce L. Crockett (5)	73,860	*
Robert F. Gilb (6)	117,360	*
Robert L. Lovely (7)	154,660	*
Daniel R. Lyle	8,000	*
Thomas M. Murnane (8)	67,860	*
Peter Papano (9)	360,000	1.26%
Matthias M. Scheuing (10)	553,250	1.92%
Mark E. Siefertson (11)	25,868	*
Patrick J. Swanick (12)	59,860	*
All directors and current executive officers as a group (11 persons) (13)	2,762,107	8.93%

Other Principal Shareholders
Dimensional Fund Advisors Inc. (14) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	2,601,006	9.15%
Lloyd I. Miller, III (15) 4550 Gordon Drive Naples, FL 34102	1,684,584	5.9%
SACC Partners LP (16) 11100 Santa Monica Blvd., Suite 800 Los Angeles, CA 90025	1,597,366	5.42%
Potomac Capital Management LLC (17) 825 Third Avenue , 33rd Floor New York, NY 10122	1,464,600	5.15%

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each of the shareholders named in the table above is Captaris, Inc., 10885 NE 4th Street, Bellevue, WA 98004.

(2)	Based on 28,322,276 outstanding shares as of March 15, 2006.

(3)	Includes 1,214,479 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2006. Also includes an aggregate of 12,000 shares held by Mr. Anastasi’s three minor children. Each child holds 4,000 shares. Also includes 7,950 shares held by the Anastasi Family Trust, of which Mr. Anastasi serves as trustee. Also includes 4,900 shares held by Credit Suisse as custodian for the David P. Anastasi IRA.

(4)	Includes 77,860 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2006. Also includes 15,000 shares held by the Campbell Family Trust, of which Mr. Campbell serves as the trustee and 9,200 shares held by Wells Fargo Investments as custodian for the James S. Campbell IRA.

(5)	Consists of 73,860 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2006.

(6)	Includes 97,360 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2006.

(7)	Includes 93,860 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2006. Also includes 3,900 shares held by Mr. Lovely as custodian for the benefit of his two grandchildren.

(8)	Includes 57,860 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2006. Also includes 10,000 shares held by Merrill Lynch as custodian for the Thomas Murnane IRA.

(9)	Consists of 360,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2006.

(10)	Includes 543,750 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2006.

(11)	Consists of 25,868 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2006.

(12)	Includes 49,860 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2006.

(13)	Includes 2,594,757 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2006.

(14)	Information presented is based on a Schedule 13G/A filed on February 6, 2006 by Dimensional Fund Advisors Inc. (“Dimensional”). According to the Schedule 13G/A, Dimensional is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional reports in the Schedule 13G/A that it possesses sole investment and/or voting power over the shares listed in the table above that are owned by these investment companies, trusts and accounts.

(15)	Information presented is based on a Schedule 13G/A filed on February 13, 2006 by Lloyd I. Miller, III. According to the Schedule 13G/A, Mr. Miller has sole voting and dispositive power with respect to 752,500 of the shares listed in the table above as (a) the manager of a limited liability company that is the general partner of a certain limited partnership, (b) the custodian to accounts set up under the Florida Uniform Gift to Minors Act, and (c) an individual. Mr. Miller has shared voting and dispositive power with respect to 932,084 of the shares listed in the table above, as an investment advisor to the trustee of a certain family trust.

(16)	Information presented is based on a Schedule 13G filed on July 15, 2005 by SACC Partners LP (“SACC”), Riley Investment Management LLC (“RIM”), B. Riley & Co. Inc. (“BRCI”) and Bryan R. Riley (“Riley”). According to the 13G, SACC, RIM, BRCI and Riley have sole voting and dispositive power with respect to the 1,597,366 shares listed in the table above.

(17)	Information presented is based on a Schedule 13G/A filed on February 27, 2006 by Potomac Capital Management LLC (“Potomac”), Potomac Capital Management Inc. (“Potomac Management”) and Paul J. Solit (“Solit”). According to the Schedule 13G/A, Potomac, Potomac Management and Solit have shared voting and dispositive power with respect to the 1,464,600 shares listed in the table above.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding Captaris common stock that may be issued upon the exercise of options, warrants and other rights granted to employees, consultants or directors under all of our existing equity compensation plans, as of December 31, 2005.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,217,415		$4.90	3,807,974	(1)
Equity compensation plans not approved by security holders	3,667,353	(2)	$5.06	1,117,096	(3)

Total	5,884,768			4,925,070

(1)	Represents shares available for grant under the 1989 Plan.

(2)	Represents shares that would be issued upon exercise of options granted under the 2000 Plan and upon exercise of options granted to three individuals, the terms of which are described below. If the shareholders approve the 2006 Equity Incentive Plan, any outstanding stock options granted under the 2000 Plan that expire prior to being exercised or are otherwise cancelled or forfeited will not be authorized for future grant under the 2006 Equity Incentive Plan.

(3)	Represents shares available for grant under the 2000 Plan under which, in addition to options, Captaris may grant other awards, including, without limitation, awards of common stock or units denominated in common stock. If the shareholders approve the 2006 Equity Incentive Plan, no future awards will be granted under the 2000 Plan, and any shares available for issuance as of the date of the Annual Meeting will no longer be authorized for issuance under an equity incentive plan of Captaris.

Summary of Equity Compensation Plans Not Approved by Shareholders

2000 Non-Officer Employee Stock Compensation Plan

The Board of Directors approved the 2000 Plan. The purpose of the 2000 Plan is to enhance the long-term shareholder value of Captaris by offering opportunities to selected persons who are not officers or directors of Captaris to participate in Captaris’ growth and success and to encourage them to remain in the service of Captaris and to acquire and maintain stock ownership in Captaris. The Compensation Committee of the Board of Directors administers the 2000 Plan. Subject to shareholder approval of Proposal 3, no further awards will be issued under the

2000 Plan and the 2000 Plan will terminate when all stock options outstanding under the 2000 Plan have been exercised or have terminated, expired or been cancelled according to their terms.

Types of Awards

Awards under the 2000 Plan may be in the form of nonqualified stock options or stock awards, or in some other form as determined by the plan administrator. Awards may be settled through the delivery of shares of common stock, cash payments, the granting of replacement awards or any combination determined by the plan administrator. The plan administrator may permit or require the deferral of any award payment and may also offer to buy out, for payment in cash or common stock, an award previously granted, based on terms and conditions that the plan administrator may establish.

Nonqualified Stock Options. The plan administrator may grant stock options in the form of nonqualified stock options. The exercise price for the shares subject to a stock option and the term of a stock option are determined by the plan administrator. At the time of grant, the plan administrator determines when the stock option will vest and become exercisable and whether the stock option will continue to be exercisable if a participant ceases to be employed by, or provide services to, Captaris.

Stock Awards. The plan administrator may make awards of common stock or awards denominated in units of common stock. Stock awards may be subject to the terms, conditions or restrictions (including continuous service or the achievement of performance goals) as the plan administrator determines.

To date only nonqualified stock options have been granted under the 2000 Plan.

Eligibility

Those eligible to receive awards under the 2000 Plan include all of Captaris’ employees who are not officers or directors. Awards may also be made to consultants, agents, advisors and independent contractors who provide services to Captaris. As of March 15, 2006, approximately 386 employees and other persons were eligible to participate in the 2000 Plan.

Shares Subject to the 2000 Plan

Subject to adjustment in the event of stock splits, stock dividends and the like, the maximum aggregate number of shares of common stock that may be issued pursuant to awards under the 2000 Plan is 5,000,000 shares. Any shares that cease to be subject to an award (other than by reason of exercise or payment of the award to the extent it is exercised for or settled in vested and nonforfeitable shares) are again available for issuance in connection with future grants under the 2000 Plan. As of December 31, 2005, there were 1,117,096 shares available for issuance under the 2000 Plan. As described above, if the shareholders approve the 2006 Equity Incentive Plan, no additional awards will be granted under the 2000 Plan. In addition, any shares that cease to be subject to an option granted under the 2000 Plan will not become available for issuance under the 2006 Equity Incentive Plan.

Corporate Transactions

In the event of a “Corporate Transaction,” unless otherwise provided in the instrument evidencing the option or in an employment or services agreement between a participant and Captaris, each outstanding stock option will be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume or substitute for an outstanding stock option, then each outstanding stock option will become fully vested and exercisable with respect to 100% of the unvested portion of the stock option. All stock options will terminate and cease to remain outstanding immediately following a Corporate Transaction, except to the extent such stock options are assumed by the successor corporation. Also, in the event of a Corporate Transaction, all shares subject to outstanding stock awards will immediately vest and the forfeiture provisions to which the stock awards are subject will lapse, if and to the same extent that the vesting of outstanding stock options accelerates in connection with a Corporate Transaction. For purposes of the 2000 Plan, a Corporate Transaction means (a) the consummation of any merger or consolidation of Captaris with or into another corporation or (b) the consummation of any sale, lease, exchange or transfer (other than a transfer of Captaris’ assets to a majority-owned subsidiary of Captaris) in one transaction or a series of related transactions of all or substantially all of Captaris’ outstanding securities or assets.

Nonassignability

During a participant’s lifetime, awards granted under the 2000 Plan may be exercised only by the participant. Awards may not be assigned, pledged or transferred by a participant other than by will or by the applicable laws of descent and distribution. The plan administrator may, however, to the extent permitted by Section 422 of the Internal Revenue Code of 1986, as amended, permit assignment, transfer and exercise and may permit a participant to designate a beneficiary who may exercise the award after the participant’s death.

Term, Amendment and Termination

The 2000 Plan has no fixed expiration date. Only the Board of Directors may amend the 2000 Plan, but shareholder approval is required for any amendment that would (a) increase the total number of shares available for issuance under the 2000 Plan, (b) modify the class of persons eligible to receive options, or (c) otherwise require shareholder approval under any applicable law or regulation. The Board of Directors may suspend or terminate the 2000 Plan at any time.

Non-Plan Grants

David P. Anastasi

On November 15, 2000, Captaris granted David P. Anastasi, President, Chief Executive Officer and Director of Captaris, a nonqualified stock option grant outside any of Captaris’ equity incentive plans (the “Non-Plan Grant”). This Non-Plan Grant was an inducement to Mr. Anastasi’s employment. The Non-Plan Grant was for the purchase of 750,000 shares of common stock and vested at a rate of 25% on the first anniversary of the grant date and 2.0833% each month thereafter, such that it was fully vested on November 15, 2004. The exercise price of the Non-Plan Grant is $5.94 per share, equal to 100% of the fair market value of Captaris common stock on the date of grant. Except as expressly provided in the option agreement relating to the Non-Plan Grant, the Non-Plan Grant is subject to the terms and conditions of the 1989 Plan. The term of the Non-Plan Grant is ten years from the date of grant unless sooner terminated.

In the event of a change in control as a result of which Captaris’ shareholders receive capital stock of another corporation in exchange for their shares of Captaris common stock, the Non-Plan Grant may be converted into an option to purchase shares of the surviving corporation.

As amended on March 11, 2005, the Non-Plan Grant provides that if Mr. Anastasi’s employment or service relationship with Captaris is terminated prior to the expiration of the Non-Plan Grant, the continued exercisability of the Non-Plan Grant will be as follows:

•	if Mr. Anastasi’s employment or service relationship terminates for any reason other than for cause (as such term is defined in the 1989 Plan), he may exercise that portion of the Non-Plan Grant that is exercisable at the time of termination for a period of 12 months after the date of termination;

•	if Mr. Anastasi is terminated by Captaris for cause, the Non-Plan Grant will automatically terminate and Mr. Anastasi will have no further right to purchase any shares pursuant to the Non-Plan Grant; and

•	if Mr. Anastasi dies while he has an employment or service relationship with Captaris or within the 12-month period following termination, the Non-Plan Grant may be exercised within one year after the date of death, to the extent Mr. Anastasi would have been entitled to exercise the Non-Plan Grant.

Payment of the exercise price for the Non-Plan Grant may be made by any of the following means: (a) cash, (b) personal, bank-certified or cashier’s check, (c) tendering shares of Captaris common stock already owned for at least six months that on the day prior to the exercise date have a fair market value equal to the aggregate exercise price of the shares being purchased, or (d) delivery of a properly executed notice, together with irrevocable instructions to a broker to promptly deliver to Captaris the amount of sale proceeds necessary to pay the exercise price.

Former Employees

On October 22, 1997, Captaris granted each of two former employees of Captaris a nonqualified stock option outside any of Captaris’ equity incentive plans (the “Non-Plan Grants”). The Non-Plan Grants were an inducement to the former employees’ employment in connection with the acquisition by Captaris of CommercePath. The Non-Plan Grants were each for the purchase of 240,000 shares of Captaris common stock (as adjusted for stock splits) and vested over a three-year period, with full vesting on December 31, 2001. The exercise price for each of the Non-Plan Grants is $7.03 per share (as adjusted for stock splits). The pre-stock split exercise price of $28.09 per share for each of the Non-Plan Grants was equal to 100% of the fair market value of Captaris common stock on the date of grant. The Non-Plan Grants both expire on October 22, 2007. As of December 31, 2005, each former employee has exercised his option with respect to 120,000 shares.

In the event of a change in control (including a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of Captaris) as a result of which Captaris’ shareholders receive cash, stock or other property in exchange for their shares of Captaris common stock, the Non-Plan Grants will terminate, unless exercised by each of the former employees, as applicable, prior to the consummation of the change in control. In the event of a change in control as a result of which Captaris’ shareholders receive capital stock of another corporation in exchange for their shares of Captaris common stock, the Non-Plan Grants will be converted into an option to purchase shares of the surviving corporation.

The former employees’ employment or service relationship with Captaris ended for reasons other than for cause (as such term is defined in the Non-Plan Grant Letter Agreements) and, accordingly, they are able to continue to exercise the respective Non-Plan Grants on the same terms as if their employment or service relationship with Captaris had not ended.

Payment of the exercise price for the Non-Plan Grants may be made by any of the following means: (a) cash, (b) personal, bank-certified or cashier’s check, (c) tendering shares of Captaris common stock already owned for at least six months that on the day prior to the exercise date have a fair market value equal to the aggregate exercise price of the shares being purchased, or (d) delivery of a properly executed notice, together with irrevocable instructions to a broker to promptly deliver to Captaris the amount of sale proceeds necessary to pay the exercise price.

EXECUTIVE OFFICERS

Individuals serving as our executive officers and their ages as of March 31, 2006 are as follows:

Name	Age	Position	Officer Since
David P. Anastasi	49	President, Chief Executive Officer and Director	2000
Matthias M. Scheuing	40	Chief Operating Officer	2002
Peter Papano	56	Chief Financial Officer and Secretary	2003

For Mr. Anastasi’s biographical summary, see “Nominees for Election of Class III Directors Whose Terms Expire in 2009.”

Mr. Scheuing joined Captaris in January 2002 as its Senior Vice President of Global Field Operations. In October 2002, Mr. Scheuing became Senior Vice President, General Manager of the Products Group. In October 2003, Mr. Scheuing was promoted to Chief Operating Officer. Prior to joining Captaris, Mr. Scheuing served as President and Chief Executive Officer of Conversational Computing Corporation, a speech recognition technologies company, from February 2001 to October 2001, and as Executive Vice President, Sales and Marketing of that company from July 2000 to February 2001. Prior to joining Conversational Computing Corporation, Mr. Scheuing served as Vice President, Marketing for U S WEST’s Small Business Group, a telecommunications company, from January 1999 to July 2000, and in other positions with U S WEST from 1994 to 1997. Mr. Scheuing holds a B.B.A. degree in finance and marketing and a M.B.A. degree in marketing and information systems from Texas Christian University.

Mr. Papano joined Captaris in September 2003. Prior to joining Captaris, Mr. Papano served as Chief Financial Officer of Evant, Inc., an enterprise software company, from 2000 to 2003; QRS Corporation, a publicly traded e-commerce company, from 1998 to 2000; and The Dialog Corporation, an electronic information company, from 1991 to 1998. Mr. Papano is a certified public accountant. He holds a B.S. degree in business with an emphasis in finance and an M.B.A. degree in accounting from the University of Colorado.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information concerning compensation for services rendered to Captaris in all capacities for the years ended December 31, 2005, 2004 and 2003 by our Chief Executive Officer and each of our other most highly compensated executive officers whose total salary and bonus exceeded $100,000 in 2005.

Name and Principal Position	Year	Annual Compensation					Long-Term Compensation Awards	All Other Compensation ($)
		Salary ($)	Bonus ($)		Other Annual Compensation ($)		Securities Underlying Options (#)
David P. Anastasi President and Chief Executive Officer	2005	338,059	35,460	(1)	-0-		200,000	3,500	(2)
	2004	321,400	54,000		-0-		150,000	3,250
	2003	310,500	292,679		-0-		200,000	16,863
Matthias M. Scheuing Chief Operating Officer	2005	248,404	38,173	(1)	1,360	(3)	100,000	3,500	(2)
	2004	240,288	86,600		-0-		75,000	3,250
	2003	229,167	286,781		-0-		150,000	7,519
Peter Papano (4) Chief Financial Officer and Secretary	2005	218,745	20,279	(1)	1,485	(3)	100,000	3,500	(2)
	2004	212,363	47,600		2,855	(5)	85,000	3,250
	2003	69,327	40,846		135,632	(6)	175,000	1,906

(1)	Represents bonus amounts earned for services performed in 2005 but paid in 2006.

(2)	Represents matching contributions to the Captaris 401(k) plan.

(3)	Represents amounts paid pursuant to recognition awards for services in 2005.

(4)	Mr. Papano joined Captaris in September 2003.

(5)	Represents $2,504 in relocation expenses and $351 in related tax reimbursements.

(6)	Represents $82,820 in relocation expenses and $52,812 in related tax reimbursements.

Option Grants in Fiscal Year 2005

The following table provides information regarding stock options granted to the individuals listed in the Summary Compensation Table during the fiscal year ended December 31, 2005.

Name	Number of Securities Underlying Options Granted (#) (1)	Percent of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price ($)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($) (3)
					5%	10%
David P. Anastasi	200,000	18.5%	4.10	4/1/2015	515,694	1,306,869
Matthias M. Scheuing	100,000	9.25%	4.10	4/1/2015	257,847	653,434
Peter Papano	100,000	9.25%	4.10	4/1/2015	257,847	653,434

(1)	The options listed in the table above vest on a four-year schedule, with 25% of the options becoming exercisable one year after the grant date and an additional 2.0833% becoming exercisable each month thereafter until the options are fully vested four years after the grant date, subject to the terms and conditions of the 1989 Plan (including the change-in-control provisions described below under “Employment Contracts, Termination of Employment and Change-in-Control Arrangements”). The options expire ten years from the date of grant, unless cancelled earlier as a result of termination of employment. The exercise price of the options is the fair market value of Captaris common stock on the grant date.

(2)	We granted stock options to purchase 1,081,000 shares of Captaris common stock to employees and officers in 2005.

(3)	The potential realizable value represents amounts, net of exercise price before taxes, which may be realized upon exercise of the option immediately prior to the expiration of the term assuming stock price appreciation of 5% and 10% over the option term. The 5% and 10% values are calculated based on rules promulgated by the SEC and do not reflect our estimate of future stock growth. The actual value realized may be greater or less than the potential realizable value set forth in the table above.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

No stock options were exercised by the individuals listed in the Summary Compensation Table during the fiscal year ended December 31, 2005. The following table sets forth certain information regarding unexercised stock options held as of December 31, 2005 by each of the individuals listed in the Summary Compensation Table.

Name	Number of Securities Underlying Unexercised Options Held at December 31, 2005 (#)		Value of Unexercised In-the-Money Options at December 31, 2005 ($) (1)
	Exercisable	Unexercisable	Exercisable	Unexercisable
David P. Anastasi	1,213,135	151,344	$21,500	$64,500
Matthias M. Scheuing	535,935	14,065	72,041	18,959
Peter Papano	360,000	—	—	—

(1)	Amounts are based on the average of the high and the low selling price of Captaris common stock on December 31, 2005, as reported on the Nasdaq National Market, which was $3.62 per share. There is no guarantee that if and when these options are exercised they will have this value. An option is “in-the-money” if the fair market value of the underlying shares exceeds the exercise price of the option.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Change-in-Control Agreements. In March 2005, Captaris entered into change-in-control agreements with each of Messrs. Anastasi, Scheuing and Papano (the “Executives”). Pursuant to the terms of their respective agreements, for a defined period following a change in control of Captaris (the “Post-Change-in-Control Period”), each Executive will continue to be employed in executive positions reasonably commensurate with the most significant position held by the Executive during the 90-day period immediately preceding the date of the change-in-control. The Post-Change-in-Control Period is 18 months for Mr. Anastasi and 12 months for Messrs. Scheuing and Papano. During the Post-Change-in-Control Period, the Executives will be entitled to continued compensation and benefits at levels comparable to pre-change-in-control levels and reimbursement for all reasonable employment expenses.

If at any time during the Post-Change-in-Control Period Captaris terminates an Executive’s employment without cause, or the Executive terminates his employment with good reason (as the terms “cause” and “good reason” are defined in the change-in-control agreements), the Executive will be entitled to:

(i) any accrued but unpaid salary;

(ii) a pro rata portion of the Executive’s annual bonus for the year;

(iii) any compensation previously deferred by the Executive (together with any accrued interest or earnings);

(iv) any accrued but unpaid vacation pay;

(v) reimbursement of COBRA expenses for the Executive and his family for a period of 18 months for Mr. Anastasi and a period of 12 months for Messrs. Scheuing and Papano, or until such time as the Executive obtains new health insurance coverage, whichever occurs first;

(vi) base salary continuation for a period of 18 months for Mr. Anastasi and a period of 12 months for Messrs. Scheuing and Papano; and

(vii) one and one-half times the target annual bonus payable for the fiscal year in which the termination occurs for Mr. Anastasi and one times the target annual bonus payable for the fiscal year in which the termination occurs for Messrs. Scheuing and Papano.

In addition, the Executives will be entitled to immediate vesting of all stock options granted by Captaris that are outstanding as of the date of the change in control and an extension of the post-termination exercise period of all such stock options so that such stock options will be exercisable for a period of one year from the date of termination.

If any payments paid or payable under an Executive’s change-in-control agreement or otherwise are characterized as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, then the payments will be reduced to the highest amount that may be paid to the Executive without having any portion of any payment treated as an “excess parachute payment.” Captaris may elect, in its sole and absolute discretion, not to apply this reduction under certain circumstances.

Severance Pay Plan. The Executives are covered by a severance pay plan sponsored by Captaris. Pursuant to the severance pay plan, the Executives will receive severance pay in the event their employment is terminated by Captaris without cause (as defined in the severance pay plan) or by themselves for good reason (as defined in the severance pay plan). The severance pay consists of two components: first, continuation of base salary for a period of 12 months; and second, a lump-sum payment (payable on the date the Executive becomes entitled to severance pay under the plan) equal to the sum of (1) a proportionate share of the Executive’s target annual bonus payable for the fiscal year in which the Executive’s employment terminates (based on the number of days worked by the Executive during such year) and (2) the Executive’s target annual bonus payable for the fiscal year in which the Executive’s employment terminates. The severance pay plan also provides for payment of COBRA expenses for a period of 12 months following termination of employment or until such time as the Executive obtains new health insurance, whichever occurs first. In addition, the severance pay plan provides that Captaris will use commercially reasonable efforts to continue the Executive’s coverage under Captaris’ life, short-term and long-term disability insurance plans for 12 months following termination of employment or until such time as the Executive obtains new life, short-term or long-term disability insurance coverage (as applicable), whichever occurs first. If Captaris is unable to continue the Executive’s life, short-term and long-term disability insurance coverage, or it chooses not to do so, then it will make a lump-sum payment (payable on the date the Executive becomes entitled to severance pay under the plan) to the Executive in an amount equal to 18 months of the monthly premium for coverage under Captaris’ life, short-term and long-term disability insurance plans. Severance pay will only be paid under the severance pay plan if the Executive’s employment terminates prior to a change in control of Captaris covered by any change-in-control agreement between the Executive and Captaris and if the Executive executes (and does not revoke) a release of claims satisfactory to Captaris.

1989 Plan. In the event of a change in control, such as a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of Captaris, as a result of which Captaris’ shareholders receive cash, stock or other property in exchange for their shares of Captaris common stock, each outstanding stock option under the 1989 Plan will become fully vested and participants will have the right immediately prior to the change in control to exercise their stock options. In the event of a change-in-control as a result of which Captaris’ shareholders receive capital stock of another corporation in exchange for their shares of Captaris common stock, each outstanding stock option under the 1989 Plan will be converted into an option to purchase shares of the surviving corporation and such converted option will become fully vested and exercisable, unless Captaris and the surviving corporation determine that the stock options will instead be treated as if Captaris’ shareholders had received cash, stock or other property in exchange for their shares of Captaris common stock.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is responsible for overseeing the compensation and benefits practices of Captaris, with specific emphasis on the administration of compensation policies and programs for the executive officers. The Committee reviews and approves all executive compensation components, including base salary, cash bonus payments, long-term incentive awards and other benefits provided to all executive officers. Further details about the Committee’s purpose, responsibilities and related details are outlined in the Committee’s Charter, which can be found on Captaris’ website.

The Committee has sole authority to engage or terminate outside consultants to assist with its overall role and mission. Additionally, the Committee, in its sole discretion, may also retain independent counsel, accounting and other professionals without seeking approval of the full Board of Directors with respect to the selection, fees and/or retention terms for these advisors. None of the Committee members has been an officer or employee of Captaris and each Committee member is independent under Nasdaq listing standards.

During 2005, the Committee was composed of James S. Campbell, Bruce L. Crockett, Robert L. Lovely and, as of February 2, 2005, Patrick J. Swanick. Mr. Campbell resigned from the Committee, effective May 12, 2005, but is a signatory to the Committee’s report. Robert F. Gilb and Thomas M. Murnane were appointed to the Committee as of February 1, 2006. Mr. Swanick was appointed Committee Chairperson as of February 1, 2006, succeeding Mr. Lovely, who will remain as a Committee member.

Executive Compensation Policy Guidelines

The Committee has designed the executive compensation programs to ensure that the executive officers’ total compensation is closely aligned with Captaris’ business objectives and financial performance, and to enable Captaris to attract and retain skilled professionals who contribute to Captaris’ long-term success. The Committee is committed to the following guiding principles:

•	Pay competitively to attract, retain, develop and motivate a highly competent executive team;

•	Provide market-based incentive programs that closely link corporate performance and total executive compensation; and

•	Align executives’ financial interests with the creation of shareholder value by providing long-term incentive plans subject to vesting over time and/or performance-based incentives tied to meaningful and quantifiable performance metrics.

Executive Compensation Practices

Our executive compensation program consists of three primary components: base salary, an annual cash bonus opportunity and long-term equity-based awards. The Committee establishes each executive’s total compensation package by considering:

•	The compensation packages of executive officers in similar positions at a comparable group of companies, including firms with annual revenues of $50 million to $300 million within an industry sector consistent with Captaris’ business;

•	The experience and contribution levels of the individual executive officer; and

•	Captaris’ financial and operational performance.

The Committee solicits feedback from the Chief Executive Officer on matters related to the individual performance of the other executive officers and uses that input as part of the overall data evaluated when making compensation decisions. In 2004 and 2005, the Committee retained an independent compensation consultant to advise the Committee on executive compensation policies and practices. This advice, including data provided by the 2004 Radford Executive Survey, was considered by the Committee in establishing executive compensation packages. The Committee intends to continue to retain and consult with independent compensation consultants as appropriate.

Executive Officer and Board Stock Ownership Guidelines

To further align the interests of Captaris executives and board members with those of shareholders, in January 2006, the Compensation Committee recommended, and the full Board of Directors approved, stock ownership guidelines for its executive officers and independent directors. The stock ownership guideline for the Chief Executive Officer is set at three times annual base salary and for all other executive officers is set at one times annual base salary. For independent directors, stock ownership guidelines are set at four times the annual cash retainer payment. Under these guidelines, executive officers and independent directors are encouraged to increase their ownership of Captaris common stock to meet these ownership requirements within five years of becoming an executive officer or director, or within five years of the adoption of the guidelines, whichever is later. Exact ownership calculations will be adjusted from time to time to reflect changes in base salaries, director retainers and/or the price of Captaris common stock. Shares that count toward these ownership guidelines include:

•	Shares of common stock purchased from Captaris or on the open market;

•	Common stock obtained and held through stock option exercises;

•	Restricted stock and restricted stock units;

•	Deferred stock units; and

•	Stock beneficially owned by a spouse and/or minor children or held in family trusts.

If the shareholders do not approve the 2006 Equity Incentive Plan (Proposal 3), which would permit Captaris to issue restricted stock and other types of awards, the Board of Directors intends to reevaluate the guidelines.

Components of Executive Officer Compensation

Base Salaries. Individual base salaries are based on subjective evaluation of individual performance levels and contributions to Captaris’ business objectives, as well as objective comparisons to peer data for similar positions in the technology marketplace where Captaris competes.

Annual Cash Bonus Awards. For 2005, Captaris replaced its prior cash bonus programs for executive officers with the 2005 Incentive Plan. The 2005 Incentive Plan was an annual cash bonus plan in which executive officers and a number of other selected employees were eligible to receive a cash award based on the achievement of goals relating to Captaris’ 2005 performance. The Committee established individual cash target awards for executive officers under the 2005 Incentive Plan. There were two components to the 2005 Incentive Plan. The first component linked the payout to the achievement of several weighted performance goals related to revenue (30%), operating income (30%), operating cash (20%) and revenue diversification (20%). Depending on the level of achievement for each weighted goal, participants in the aggregate could receive between 0% and 150% of the target amount for each category. An aggregate pool of approximately $1.53 million may be paid out under the first component of the 2005 Incentive Plan at target, with a maximum payout of approximately $2.3 million. The second component linked a cash payout to the achievement of performance goals related to revenue generated from the Alchemy product line and cost reductions achieved through the integration of the Information Management Research, Inc. acquisition. Depending on the level of achievement for these goals, participants in the aggregate could receive between 0% and 100% of the target amount for this second component of the 2005 Incentive Plan. An aggregate pool of $170,000 may be paid out under this second component, with a maximum payout of $170,000.

The Committee reviewed actual Company performance against the established goals. The target amount for the first component of the 2005 Incentive Plan averaged approximately 20% of each participating employee’s base salary in 2005, and the target amount for the second component of the 2005 Incentive Plan averaged approximately 2% of each participating employee’s base salary. Ultimate payouts averaged 5% of base salary for the first component and 1% of base salary for the second component for all participating employees. Our current executive officers, Messrs. Anastasi, Scheuing and Papano earned an aggregate of $93,912 under the 2005 Incentive Plan. These amounts represented 10%, 14% and 14%, respectively, of the individual cash target awards for each of Messrs. Anastasi, Scheuing and Papano under the first component of the 2005 Incentive Plan and 97% of the individual cash target awards for each of Messrs. Anastasi, Scheuing and Papano under the second component of the 2005 Incentive Plan.

In January 2006, the Committee approved the 2006 Incentive Plan, which is similar to the 2005 Incentive Plan in that it is an annual cash bonus plan covering executive officers and other selected employees. The 2006 Incentive Plan provides cash bonuses, payable in 2007, based on the achievement of quarterly and annual goals relating to Captaris’ 2006 performance. To further align shareholder value with cash incentive awards for Captaris’ executive leadership team, the 2006 Incentive Plan was created to enhance the mechanics of the 2005 Incentive Plan. The 2006 Incentive Plan has two components. The first component links bonus payouts to the achievement of weighted performance goals related to revenue (50%) and operating income (50%). Depending on the level of achievement for each goal, participants in the aggregate may receive between 0% and 200% of the target amount for revenue and 0% and 250% of the target amount for operating income. Sixty percent (60%) of the funds available under this component will be based on the achievement of annual goals and forty percent (40%) will be based on the achievement of quarterly goals. An aggregate amount of approximately $840,000 may be paid out under this first component of the 2006 Incentive Plan at target, with a maximum payout of approximately $1.9 million.

The second component of the 2006 Incentive Plan links payout to the achievement of performance goals related to strategic initiatives. Depending on the level of achievement for these goals, participants in the aggregate may receive between 0% and 200% of the target amount. An aggregate pool of approximately $360,000 may be paid out under this second component at target, with a maximum payout of approximately $720,000.

Individual target awards for executive officers are established by the Committee. Only eligible employees employed through December 31, 2006 may receive bonuses under the 2006 Incentive Plan, unless the Committee determines otherwise.

Long-Term Incentive Awards. The Committee grants stock options to executive officers and other employees to provide long-term incentives that are aligned with increasing shareholder value over time. In determining the size of the grants, the Committee considers the amount and value of options currently held, but focuses primarily on the executive’s likely continued future contribution to Captaris, as well as the executive’s relative position within Captaris. Through grants of equity awards, the Committee seeks to enable executives and employees to develop and maintain significant long-term ownership positions in Captaris common stock. The Committee has generally awarded stock options to executive officers and employees at the time of initial employment, at promotion and at discretionary intervals thereafter (usually on an annual cycle).

Options are granted with exercise prices equal to the fair market value of Captaris common stock on the date of grant. In 2005, we granted options to purchase an aggregate of 400,000 shares to executive officers.

Other Compensation. The Committee has approved a severance pay plan and change-in-control agreements for our executive officers, which are more fully described in this Proxy Statement under the heading “Executive Compensation—Employment Contracts, Termination of Employment and Change-in-Control Arrangements.” From time to time, the Committee will award discretionary bonuses to selected executive officers, based on their noteworthy contributions to Captaris. Our executive officers also receive additional vacation benefits not offered to other employees. In addition, through March 31, 2005, Mr. Anastasi received a reimbursement of up to $250 per month for club membership fees. Beginning April 1, 2005, Mr. Anastasi was no longer reimbursed for club membership fees but instead received an increase in salary equal to $250 per month, plus an amount to cover the related taxes.

Accelerated Stock Option Vesting. In connection with implementation of FASB Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” the Committee approved the acceleration of vesting of certain unvested “out-of-the-money” stock options held by employees and officers under Captaris’ equity plans. Options held by nonemployee directors were not eligible for accelerated vesting. Only those options with an exercise price greater than $3.73 per share, the closing price of Captaris common stock on September 1, 2005, the day the Committee and the Board of Directors approved the acceleration, were accelerated in vesting. The Committee also imposed a holding period pursuant to which all executive officers and certain other members of management could not sell shares acquired upon exercise of these options until the date on which the exercise would have been permitted under the option’s original vesting schedule (other than shares needed to cover the exercise price and to satisfy withholding taxes or shares transferred by will or by the applicable laws of descent and distribution). The reason for the accelerated vesting was to eliminate future compensation expenses that Captaris would have to recognize in its financial statements for these options beginning in 2006, the effective date of FASB Statement of Financial Accounting Standards No. 123(R) for Captaris. Since many of the options accelerated in vesting had exercise prices greater than the fair market value of Captaris common stock as of September 2005, the Committee determined that they were not fully achieving their original objectives of incentive compensation and employee retention. Captaris expects that the acceleration will have a positive effect on employee morale, retention and perception of option value. Stock options to purchase approximately 2,300,000 million shares of Captaris common stock were subject to the acceleration, of which options to purchase 808,439 shares were held by executive officers.

Compensation of the Chief Executive Officer

David P. Anastasi joined Captaris as its President and Chief Executive Officer in November 2000. His compensation for 2005 was established, in part, pursuant to the terms of his employment agreement, which expired in March 2005. With the severance pay and change-in-control agreements that the Committee has enacted, the Committee believes executive employment agreements are no longer necessary. Mr. Anastasi’s annual base salary for 2005 was set at $338,059, which represented an increase of $16,659 in base salary over 2004. The increase was approved by the Committee in recognition of Mr. Anastasi’s past and expected future contributions to Captaris. Similar to other executive officers, Mr. Anastasi participated in the 2005 Incentive Plan and is currently participating in the 2006 Incentive Plan. For 2005, Mr. Anastasi earned 19.7% (or $35,460) of his targeted individual performance award. In 2005, the Committee approved the grant of stock options to Mr. Anastasi for the purchase of an aggregate of 200,000 shares, based on his past and expected future contributions to Captaris. In connection with the Committee’s decision to accelerate option vesting in September 2005, Mr. Anastasi received accelerated option vesting for 300,625 shares subject to outstanding options. As described above, except in limited circumstances, Mr. Anastasi may not sell shares acquired upon exercise of the options until the date on which the exercise would have been permitted by the option’s original vesting schedule.

Section 162(m) Limitations

Section 162(m) of the Internal Revenue Code of 1986, as amended, includes potential limitations on the deductibility for federal income tax purposes of compensation in excess of $1 million paid or accrued with respect to Captaris’ Chief Executive Officer and any of its four other highest-paid executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Stock options granted to our executive officers are designed to qualify as performance-based compensation for this deduction. Subject to shareholder approval of the 2006 Equity Incentive Plan, performance-based awards, such as restricted stock grants, would also be designed to qualify as performance-based compensation under Section 162(m).

Compensation Committee of the Board of Directors

Patrick J. Swanick, Chairperson

James S. Campbell

Bruce L. Crockett

Robert F. Gilb

Thomas M. Murnane

Robert L. Lovely

Stock Price Performance Graph

The following graph compares the five-year cumulative total shareholder return of Captaris common stock to the cumulative total return of the Nasdaq Stock Market (U.S.) Index and the S&P Smallcap 600 — Application Software Index for the period beginning December 31, 2000, and ending December 31, 2005.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG CAPTARIS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE S & P SMALLCAP 600 APPLICATION SOFTWARE

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05
Captaris, Inc.	100.00	74.26	48.30	113.11	103.85	74.26
Nasdaq Stock Market (U.S.)	100.00	79.57	56.48	84.08	91.61	93.72
S&P Smallcap 600 — Application Software Index	100.00	99.74	73.70	109.43	133.37	133.12

This comparison assumes $100 was invested on December 31, 2000 in (a) Captaris common stock, (b) the Nasdaq Stock Market (U.S.) Index, and (c) the S&P Smallcap 600 — Application Software Index, with all dividends reinvested. The Board of Directors and the Compensation Committee recognize that many factors influence the market price of stock, one of which is company performance. The stock price and returns shown above for Captaris common stock are historical and do not necessarily predict future price performance.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

None.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish Captaris with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms that we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that, during fiscal year 2005, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with by such persons.

REPORT OF THE AUDIT COMMITTEE

The members of the Audit Committee are independent under applicable SEC rules and Nasdaq listing standards. The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements as of and for the fiscal year ended December 31, 2005 and the independent registered public accounting firm’s report thereon. Additionally, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the discussions and reviews noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Captaris’ Annual Report on Form 10-K for the fiscal year 2005 for filing with the SEC. Details about the Audit Committee’s purpose, responsibilities and related information are outlined in the Audit Committee’s Charter, which can be found on Captaris’ website.

During 2005, the Audit Committee was composed of James S. Campbell, Robert F. Gilb, Thomas M. Murnane and, as of May 26, 2005, Daniel R. Lyle. Messrs. Crockett and Lovely were appointed to the Audit Committee, effective February 1, 2006. Mr. Murnane rotated off the Audit Committee, effective February 1, 2006, in connection with a change in the committee memberships of independent members of the Board of Directors, but is a signatory to the Audit Committee’s report.

Audit Committee of the Board of Directors

Daniel R. Lyle, Chairperson

James S. Campbell

Bruce L. Crockett

Robert F. Gilb

Robert L. Lovely

Thomas M. Murnane

CHANGE IN INDEPENDENT AUDITORS

On April 19, 2005, we filed a Current Report on Form 8-K with the SEC reporting that on April 13, 2005 (the “Original 8-K”), Deloitte & Touche LLP (“D&T”), which served as our independent registered public accounting firm for the years ended December 31, 2003 and 2004, notified us that it had declined to stand for re-appointment as our independent registered public accounting firm for the year ended December 31, 2005. As we disclosed on an amendment to the Original 8-K filed with the SEC on May 16, 2005 (the “Amended 8-K”), the effective date of D&T’s resignation was May 10, 2005, the date of completion of D&T’s auditing services for Captaris.

The reports of D&T on Captaris’ consolidated financial statements for the years ended December 31, 2003 and December 31, 2004 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2003 and 2004 and through May 10, 2005, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

During the fiscal years ended December 31, 2003 and 2004 and through May 10, 2005, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except the following:

1. In connection with D&T’s audit of Captaris’ financial statements for the fiscal year ended December 31, 2003, D&T formally advised our management and Audit Committee of certain deficiencies in the design or operation of our internal control over financial reporting that constituted a material weakness. Such deficiencies included the design of controls and processes surrounding timely reconciliation of accounts and supervision and monitoring of staff who had significant roles in internal control over financial reporting.

2. In October 2004, D&T formally advised our management and Audit Committee that we had material weaknesses in our internal control over financial reporting related to the design of controls surrounding the recording of revenues for sales denominated in foreign currencies, royalty revenues and sales commissions, and change control processes surrounding critical electronic financial systems.

3. In connection with D&T’s audit of our internal control over financial reporting as of December 31, 2004, D&T formally advised our management and Audit Committee that we had material weaknesses in our internal control over financial reporting. These material weaknesses, which are described in our Amended Annual Report on Form 10-K/A filed with the SEC on May 2, 2005 (the “Form 10-K/A”), included (a) our culture did not establish and promote an environment that resulted in effective internal control over financial reporting and the generation of reliable financial statements; (b) we lacked an adequate entity level risk assessment process to identify and consider the implications of relevant risk; (c) our information systems did not appropriately address the requirements necessary for preparation of timely and accurate financial reports and did not sufficiently support the finance function; and (d) we lacked sufficient and specialized technical accounting personnel. As a result of these material weaknesses, D&T concluded in its attestation report that is included in the Form 10-K/A that we did not maintain effective internal control over financial reporting as of December 31, 2004.

Our management and Audit Committee have discussed the matters described in paragraphs 1 through 3 above with D&T. We have authorized D&T to respond fully to the inquiries of our successor independent registered public accounting firm concerning the matters described in such paragraphs.

We provided D&T with copies of both the Original 8-K and the Amended 8-K and asked D&T to furnish us with letters addressed to the SEC stating whether D&T agreed with the statements made by us and, if not, stating the respects in which it did not agree. D&T furnished such letters to us, indicating to the SEC that it was in agreement with our statements concerning D&T. These letters are filed as Exhibits 16.1 to the Original 8-K and the Amended 8-K.

On June 16, 2005, our Audit Committee engaged Moss Adams LLP to serve as our independent registered public accounting firm for the year ended December 31, 2005. Since January 1, 2003 and through June 16, 2005, we did not consult with Moss Adams regarding (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided by Moss Adams that was an important factor we considered in reaching a decision on an accounting, auditing or financial reporting issue, or (b) any matter that was the subject of either a disagreement or a reportable event, as such terms are defined in Items 304(a)(1)(iv) and (v) of Regulation S-K.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Auditor Fees

The aggregate fees billed for professional services rendered by Moss Adams LLP and Deloitte & Touche LLP for fiscal years 2005 and 2004 are as follows:

	Moss Adams LLP	Deloitte & Touche LLP
	2005	2004
Audit Fees (1)	$631,746	$1,427,892
Audit-Related Fees (2)	562	—
Tax Fees (3)	22,768	198,426
All Other Fees (4)	—	1,500

Total Fees	$655,076	$1,627,818

(1)	Audit services billed in 2005 and 2004 consisted of audit of annual financial statements, review of quarterly financial statements, statutory audits, internal control audit required under the Sarbanes-Oxley Act, consents and other services related to filings with the SEC.

(2)	Audit-related fees billed in 2005 consisted of consultation on regulatory and accounting matters.

(3)	Tax services billed in 2005 consisted of tax compliance services. Tax compliance services are services rendered, based on facts already in existence or transactions that have already occurred, to document and compute amounts to be included in tax filings. Such services consisted of federal and state income tax return assistance. Tax services provided by Moss Adams were provided prior to their engagement as our independent registered public accounting firm. Tax services billed in 2004 consisted of tax planning and advice. Tax planning and advice are services rendered with respect to proposed transactions or that structure a transaction to obtain a particular tax result. Such services consisted of tax advice related to acquisitions and related tax structures.

(4)	All other fees billed in 2004 consisted of a subscription fee.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of all audit and nonaudit services provided by our independent registered public accounting firm. The policy is designed to ensure that the provision of these services does not impair the independent registered public accounting firm’s independence. Under the policy, any services provided by the independent registered public accounting firm, including audit, audit-related, tax and other services, must be specifically pre-approved by the Audit Committee.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated are required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

For 2005, all audit and nonaudit services provided by our independent registered public accounting firm were pre-approved.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM (PROPOSAL 2)

The Board of Directors unanimously recommends a vote “FOR” this proposal.

The firm of Moss Adams LLP currently serves as our independent registered public accounting firm, and that firm conducted the audit of our accounts for fiscal year 2005. The Audit Committee has appointed Moss Adams LLP to serve as our independent registered public accounting firm to conduct an audit of our accounts for fiscal year 2006.

Selection of our independent registered public accounting firm is not required to be submitted to a vote of the shareholders for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. However, the Board of Directors has elected to submit the selection of Moss Adams LLP as our independent registered public accounting firm to shareholders for ratification as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain Moss Adams LLP, and may retain that firm or another without resubmitting the matter to our shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Captaris and our shareholders.

Representatives of Moss Adams LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

APPROVAL OF THE CAPTARIS, INC. 2006 EQUITY INCENTIVE PLAN

(PROPOSAL 3)

The Board of Directors recommends that you vote “FOR” approval of the Captaris, Inc. 2006 Equity Incentive Plan.

The Board of Directors requests that the shareholders approve the Captaris, Inc. 2006 Equity Incentive Plan, which, if approved, will amend and restate the 1989 Plan. In addition, no future awards will be granted from the 2000 Plan upon shareholder approval of the 2006 Equity Incentive Plan. If the shareholders do not approve the 2006 Equity Incentive Plan, the 1989 Plan and the 2000 Plan will remain in effect as they were prior to the 2006 Annual Meeting of Shareholders.

We are asking for approval of the 2006 Equity Incentive Plan to allow us maximum flexibility in developing equity compensation arrangements for our executives, directors and employees. Under the 1989 Plan, which the 2006 Equity Incentive Plan will replace, only stock options can be granted. The Board of Directors believes that the ability to provide other types of awards to executives and directors, such as stock awards, will give Captaris flexibility in developing equity-based compensation arrangements that are intended to focus individuals on Captaris’ long-term performance and motivate them to work in a way that maximizes shareholder value. Under the 2000 Plan, grants of stock awards, in addition to stock options, can already be issued to our nonofficer employees. As part of the proposal for shareholder approval of the 2006 Equity Incentive Plan, the Board of Directors has determined that the 2000 Plan will not be used for future grants and any shares remaining available for future grant under the 2000 Plan as of the date of the 2006 Annual Meeting of Shareholders will not become available for grant under the 2006 Equity Incentive Plan, thereby reducing dilution levels under Captaris’ equity plans. The number of shares authorized for issuance under the 2006 Equity Incentive Plan is the same as that authorized under the 1989 Plan.

We are also asking shareholders to approve the 2006 Equity Incentive Plan so that awards granted under the 2006 Equity Incentive Plan may qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. Under Section 162(m), in order for Captaris to be able to deduct compensation in excess of $1 million paid in any year to Captaris’ Chief Executive Officer or the four other most highly compensated executive officers, the compensation must qualify as “performance-based.” To qualify as “performance-based” under the 2006 Equity Incentive Plan, Captaris’ shareholders must approve the material terms of the performance goals that apply to awards granted under the 2006 Equity Incentive Plan. Options granted in the past under the 1989 Plan qualified as “performance-based” under Section 162(m) since shareholders previously approved maximum limits on the size of option grants that could be made to any single individual in any given year. The 2006 Equity Incentive Plan, as proposed, now permits the flexibility to issue new types of awards, and shareholder approval is needed to qualify the grant of those awards as “performance-based” under Section 162(m). The material terms of the performance goals for awards to be granted under the 2006 Equity Incentive Plan are described below.

The proposed 2006 Equity Incentive Plan includes the following material changes from the 1989 Plan:

•	expansion of the types of awards available for grant to include, in addition to stock options, stock appreciation rights, stock awards, restricted stock, restricted stock units and other stock or cash-based awards;

•	addition of share reuse provisions that affect how and when shares are counted as used under the 2006 Equity Incentive Plan, including provisions that for every one share issued under a stock award, two shares will no longer be available for issuance under the 2006 Equity Incentive Plan, and that shares tendered to pay an option exercise price or shares withheld by Captaris to pay withholding taxes will not be added back to the 2006 Equity Incentive Plan;

•	addition of performance criteria for awards granted under the 2006 Equity Incentive Plan and limits on the number and dollar value of awards that may be granted to qualify the awards as performance-based compensation for purposes of Section 162(m);

•	addition of a ten-year term to the 2006 Equity Incentive Plan ( the 1989 Plan currently has no fixed expiration date); and

•	addition of new provisions regarding the effect of a company transaction on awards that provide that awards will accelerate in vesting, and forfeiture or repurchase rights will lapse, only if awards are not assumed, replaced or converted in a company transaction (the 1989 Plan currently provides that all options will accelerate in vesting upon a company transaction even if options are converted into options to purchase stock of an acquiring company).

In 2005, we granted 681,000 shares subject to options to nonofficer employees under the 2000 Plan. We granted 634,091 shares subject to options under the 1989 Plan to the Chief Executive Officer, other executive officers and nonemployee directors of Captaris. As of April 3, 2006, the fair market value of Captaris common stock was $4.54, based on the average of the high and low trading prices of the common stock. Additional information about outstanding stock options is found under “Equity Compensation Plan Information.”

The following summary of the 2006 Equity Incentive Plan describes the principal features of the 2006 Equity Incentive Plan. The summary is subject to the specific provisions contained in the full text of the 2006 Equity Incentive Plan set forth as Appendix A to this Proxy Statement.

Description of the 2006 Equity Incentive Plan

Number of Shares Reserved for Issuance. The 2006 Equity Incentive Plan authorizes the issuance of up to 12,900,000 shares of Captaris common stock, the same number authorized under the 1989 Plan. This share number is subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar event. Shares issued under the 2006 Equity Incentive Plan will consist of authorized and unissued shares.

As of April 3, 2006, approximately 3,475,039 shares of Captaris common stock were available for future stock option grants under the 1989 Plan (these shares will similarly be available for future grants of equity awards under the 2006 Equity Incentive Plan), 2,492,999 shares were subject to outstanding options and 6,931,962 shares had been issued upon the exercise of stock options. As of April 3, 2006, approximately 873,828 shares were available for future grants under the 2000 Plan, 2,807,017 shares were subject to outstanding options and 1,319,155 shares had been issued upon exercise of stock options. Subject to shareholder approval of the 2006 Equity Incentive Plan, the 2000 Plan will not be used for future grants and any outstanding options that terminate unexercised under the 2000 Plan will not be added to the share reserve in the 2006 Equity Incentive Plan. As a result, if the shareholders approve the 2006 Equity Incentive Plan, the number of shares available for future equity grants will be reduced by approximately 873,828 shares. This number will increase if there are cancellations between April 3, 2006 and the approval of the 2006 Equity Incentive Plan and will decrease if there are any additional grants under the 2000 Plan between April 3, 2006 and the approval of the 2006 Equity Incentive Plan.

In addition to the above cap on the maximum number of shares that can be issued under the 2006 Equity Incentive Plan, the 2006 Equity Incentive Plan contains the following share usage provisions:

•	for every one share of common stock issued in connection with an award other than an option or a stock appreciation right, that share of common stock plus one additional share of common stock will no longer be available for issuance under the 2006 Equity Incentive Plan;

•

all shares covered by an option or stock appreciation right will count against the plan limit as one share for every one share subject to the award and, in the case of a stock appreciation right, all shares subject to the stock appreciation right will be considered issued upon settlement of the award in shares of common stock, even if the number of shares issued is less than the number originally subject to the stock appreciation right;

•	shares subject to awards under the 1989 Plan and future awards under the 2006 Equity Incentive Plan that lapse, expire, terminate or are cancelled, forfeited or reacquired may be made subject to future awards under the 2006 Equity Incentive Plan;

•	awards that Captaris grants as substitute awards in connection with acquisition transactions will not reduce the number of shares authorized for issuance under the 2006 Equity Incentive Plan; and

•	if an entity acquired by Captaris has shares available for issuance under one or more of its pre-existing plans not adopted in contemplation of the acquisition, then, to the extent determined by Captaris’ Board of Directors or the Compensation Committee, those shares (as adjusted using the exchange ratio in the transaction, to the extent appropriate) may be used for awards under the 2006 Equity Incentive Plan and will not reduce the number of shares authorized for issuance under the 2006 Equity Incentive Plan.

The following shares will not be added to the number of shares available for issuance under the 2006 Equity Incentive Plan:

•	shares tendered to pay the exercise price of an option;

•	shares withheld by Captaris to satisfy tax withholding obligations in connection with an award; and

•	shares that are repurchased by Captaris with option proceeds.

Administration. The 2006 Equity Incentive Plan will be administered by the Compensation Committee of the Board of Directors, which is made up entirely of independent directors. The Compensation Committee will have the authority to administer and interpret the 2006 Equity Incentive Plan and will select the persons to receive awards, determine the number of shares covered thereby, and subject to the terms and limitations expressly set forth in the 2006 Equity Incentive Plan, establish the terms, conditions and other provisions of the grants. If permitted by law, the Board of Directors may delegate to one or more senior executive officers of Captaris the right to grant awards within limits specifically prescribed by the Board of Directors.

Eligibility. Employees, nonemployee directors, consultants, advisors and independent contractors are eligible to receive awards under the 2006 Equity Incentive Plan. As of December 31, 2005, there were approximately 394 employees and eight nonemployee directors eligible to participate in the 1989 Plan.

Types of Awards.

Stock Options. Both nonqualified and incentive stock options may be granted under the 2006 Equity Incentive Plan. The Compensation Committee determines the exercise price for stock options, which may not be less than 100% of the fair market value of the common stock on the date of grant, except for awards that Captaris may grant as substitute awards in connection with acquisition transactions. The exercise price for stock options may be paid by an optionee in cash, through a broker-assisted cashless exercise or, unless the Compensation Committee determines otherwise, by delivery of previously owned shares or, to the extent permitted by law, a promissory note. The Compensation Committee also establishes the vesting schedule for each option granted and the term of each option, which cannot exceed ten years from the date of grant.

Unless otherwise provided in the instrument evidencing an option, a participant generally will be able to exercise the vested portion of his or her option for (a) three months following termination of employment or services for reasons other than cause, total disability or death and (b) one year following termination due to death or total disability. If a participant dies after termination but while an option is otherwise exercisable, the participant’s executor will generally be able to exercise the vested portion of the option for one year following the participant’s death. If a participant is terminated for cause, all options held by that participant generally will automatically expire.

Stock Appreciation Rights. Stock appreciation rights, or SARs, may be granted in tandem with an option or alone (a freestanding SAR). A SAR granted in tandem with a stock option will have the same exercise price as the related stock option, will be exercisable for all or part of the shares subject to the related stock option that are then exercisable and may not have a term exceeding the term of the related stock option. Upon exercise of a SAR, the holder is entitled to receive the excess of the current fair market value of the shares for which the right is exercised over the grant price of the SAR. The grant price for all SARs, including the exercise price of a related option in the case of a tandem SAR, must be at least 100% of the fair market value of the common stock on the date of grant. At the Compensation Committee’s discretion, payment upon exercise of a SAR may be in cash, in shares of common stock, in a combination of cash and shares, or in any other manner approved by the Compensation Committee. The Compensation Committee otherwise determines the terms and conditions for SARs, subject to the terms of the 2006 Equity Incentive Plan.

Stock Awards, Restricted Stock and Stock Units. The Compensation Committee may grant awards of shares of common stock, or awards denominated in units of common stock, that are subject to repurchase or forfeiture restrictions. The repurchase or forfeiture restrictions may be based on continuous service with Captaris or a related company or the achievement of specified performance criteria, as determined by the Compensation Committee. Until the lapse of any applicable restrictions, participants may not dispose of their restricted stock. The Compensation Committee, in its sole discretion, may waive any repurchase or forfeiture periods and any other terms, conditions or restrictions on restricted stock and stock units under such circumstances and subject to such terms and conditions as the Compensation Committee deems appropriate. Stock units may be paid in stock, cash or a combination of stock and cash.

Other Stock-Based or Cash-Based Awards. The Compensation Committee also is authorized to grant other incentives payable in cash or in shares of common stock, subject to its established terms and conditions.

Company Transactions. Unless the Compensation Committee determines otherwise at the time of grant with respect to a particular award or unless otherwise provided in a written employment, services or other agreement with a plan participant, if certain company transactions occur, such as a merger or sale of assets:

•	outstanding awards will be converted, assumed or replaced by a successor company for awards of the successor company; or

•	outstanding awards will become fully and immediately exercisable, and all applicable deferral and restriction limitations or forfeiture provisions will lapse immediately before the company transaction and thereafter the awards will terminate; this alternative will not apply if outstanding awards are converted, assumed or replaced by a successor company.

Performance-Based Compensation Under Section 162(m). The Compensation Committee may determine that awards under the 2006 Equity Incentive Plan will be granted subject to the attainment of performance goals relating to one or a combination of business criteria for purposes of qualifying the awards under Section 162(m). These business criteria include cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings per share; book value per share; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); revenues; operating margins; return on assets; return on equity; debt; debt plus equity; market or economic value added; stock price appreciation; total shareholder return; cost control; strategic initiatives; market share; net income; return on invested capital; improvements in capital structure; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management or asset management metrics. Such performance goals also may be based on the achievement of specified levels of company performance (or performance of an applicable affiliate or business unit of Captaris) under one or more of the business criteria described above relative to the performance of other corporations. The performance goals will be set by the Compensation Committee within the time period required by Section 162(m). The Compensation Committee may decrease, but not increase, the amount payable pursuant to such awards.

The maximum number of shares of Captaris common stock subject to awards intended to qualify as performance-based awards under Section 162(m) that may be granted to any individual under the 2006 Equity Incentive Plan during any calendar year period is 500,000 shares, except that Captaris may make additional one-time grants of awards for up to 1,000,000 shares to newly hired individuals, such limits being subject to automatic adjustment in the event of a stock split, stock dividend, recapitalization or similar event. The individual maximum dollar value payable, with respect to awards payable in cash and intended to qualify as performance-based awards under Section 162(m), is limited to $1,250,000.

Transferability. Unless the Compensation Committee determines otherwise and to the extent permitted by Section 422 of the Code, during a participant’s lifetime, awards may be exercised only by the participant and are not assignable or transferable other than by will or the laws of descent and distribution, except that a participant may designate a beneficiary to exercise an award or receive payment under an award after the participant’s death.

Adjustment of Shares. In the event of a stock dividend, stock split, recapitalization or other similar event, the Compensation Committee will make proportional adjustments in (a) the maximum number and kind of securities available for issuance under the 2006 Equity Incentive Plan; (b) the maximum number and kind of securities that may be made subject to awards to any participant for purposes of Section 162(m); (c) the number and kind of securities that are subject to any outstanding award and the per share price of such securities, without any change in the aggregate price to be paid for such award; and (d) the number and kind of securities automatically granted pursuant to a formula program established under the 2006 Equity Incentive Plan.

Term, Termination and Amendment. The 2006 Equity Incentive Plan will terminate on June 8, 2016 unless terminated earlier by the Board of Directors or the Compensation Committee. The Board of Directors or the Compensation Committee may generally amend, suspend or terminate all or any portion of the 2006 Equity Incentive Plan at any time, subject to shareholder approval to the extent required by applicable law, Nasdaq rules or other regulatory requirements. The Compensation Committee may also amend outstanding awards under the 2006 Equity Incentive Plan provided that such amendment does not reduce a participant’s rights under an award without his or her consent. In no event may the Board of Directors or the Compensation Committee reduce the exercise price of outstanding options or stock appreciation rights or issue a new option upon exercise of an option under the 2006 Equity Incentive Plan without shareholder approval.

Federal Income Tax Consequences. The following is a summary of the material U.S. federal income tax consequences to Captaris and to participants in the 2006 Equity Incentive Plan. The summary is based on the Code and the U.S. Treasury regulations promulgated thereunder as in effect as of the date of this Proxy Statement, all of which may change with retroactive effect. The summary is not intended to be a complete analysis or discussion of all potential tax consequences that may be important to participants in the 2006 Equity Incentive Plan. For example, the summary does not discuss the ramifications of the recent deferred compensation legislation on awards. Therefore, Captaris strongly encourages participants to consult their own tax advisors as to the specific federal income tax or other tax consequences of their participation in the 2006 Equity Incentive Plan.

Incentive Stock Options. Generally, the grant of an incentive stock option will not result in any federal income tax consequences to the participant or to Captaris. The exercise of an incentive stock option generally will not result in the recognition of income by the participant for regular tax purposes, but may subject the participant to the alternative minimum tax or increase the participant’s alternative minimum tax liability. If a participant exercises an incentive stock option and does not dispose of the shares within two years from the date of grant or within one year from the date of exercise, any gain realized upon disposition will be taxable to the employee as long-term capital gain. If a participant violates these holding period requirements, the participant will realize ordinary income in the year of disposition in an amount equal to the excess of (1) the lesser of (a) the amount realized on the sale or exchange or (b) the fair market value of the shares on the date of exercise, over (2) the exercise price. An incentive stock option that is exercised more than three months after the participant terminates employment with Captaris will be treated as a nonqualified stock option for federal income tax purposes.

Nonqualified Stock Options. Generally, the grant of a nonqualified stock option will not result in any federal income tax consequences to the participant or to Captaris. Upon exercise of a nonqualified stock option, the participant generally will recognize ordinary income equal to the excess of the fair market value of the stock on the date of exercise over the amount paid for the stock upon exercise of the option.

Stock Appreciation Rights. A participant will not recognize taxable income upon the grant of a SAR. Upon the exercise of a SAR, a participant will recognize taxable ordinary income equal to the difference between the fair market value of the underlying shares on the date of exercise and the grant price of the SAR.

Stock Awards. When a participant receives shares of stock that are not subject to restrictions, the participant will generally recognize taxable ordinary income at the time of receipt of the shares equal to the fair market value of the shares at the time of grant minus the amount, if any, paid for the shares.

Performance Shares, Performance Units, Restricted Stock and Stock Units. A participant who receives an award of performance shares, performance units, restricted stock or stock units does not generally recognize taxable income at the time the award is granted. Instead, the participant recognizes ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (a) freely transferable or (b) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the cash or shares received pursuant to the award less the amount, if any, paid for the shares.

A participant may elect to recognize income at the time he or she receives restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date the award is granted.

Tax Effects on Captaris. Captaris receives a compensation expense deduction at the same time and in an amount equal to the ordinary income recognized by the participant, subject to the limitations imposed by Section 162(m) described below.

Potential Limitation on Captaris’ Deductions. Section 162(m) precludes a deduction for compensation paid to Captaris’ Chief Executive Officer and the four other most highly compensated executive officers to the extent that such compensation exceeds $1 million per individual for a taxable year. If certain requirements are met, qualified performance-based compensation is disregarded for purposes of the $1 million.

New Plan Benefits. A new plan benefits table is not provided because awards made under the 2006 Equity Incentive Plan are discretionary. However, please refer to the tables “Summary Compensation Table” and “Option Grants in Fiscal Year 2005” in this Proxy Statement which set forth the stock option grants made to our Chief Executive Officer and our other most highly compensated executive officers in the last fiscal year. Please also refer to the description of stock option grants made to our nonemployee directors in the last fiscal year under the heading “Board of Directors and Corporate Governance—Board of Directors Compensation.”

SHAREHOLDER PROPOSALS

Submission of Shareholder Proposals for Inclusion in Proxy Statement

Shareholders who intend to have a proposal considered for inclusion in our proxy materials for the 2007 Annual Meeting of Shareholders must submit the proposal at our principal executive office no later than December 15, 2006.

Advance Notice Procedures for Director Nominations and Other Business at Annual Meeting of Shareholders

Shareholders who intend to nominate persons for election to the Board of Directors or to present a proposal at the 2007 Annual Meeting of Shareholders without inclusion of the proposal in our proxy materials must provide advance written notice of such nomination or proposal in the manner required by our Bylaws. Notice of nominations or other business proposed to be considered by shareholders, complying with Sections 2.6.3 and 3.3.1 of the Bylaws, as applicable, must be received by the Secretary of Captaris no earlier than March 9, 2007 and no later than April 9, 2007. Notices should be sent to the Secretary, Captaris, Inc., 10885 NE 4th Street, Bellevue, WA 98004.

For proposals that are not timely filed, Captaris retains discretion to vote proxies it receives. For such proposals that are timely filed, Captaris retains discretion to vote proxies it receives provided that (a) Captaris includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (b) the proponent does not issue a proxy statement.

OTHER BUSINESS

The Board of Directors does not intend to present any business at the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that any others intend to present business at the meeting. If, however, other matters requiring the vote of the shareholders properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying form of proxy intend to exercise their discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of the Captaris 2005 Annual Report to Shareholders, which includes the Captaris Annual Report on Form 10-K for the fiscal year ended December 31, 2005, accompanies this Proxy Statement. Additional copies may be obtained from the Secretary of Captaris, at 10885 NE 4th Street, Bellevue, WA 98004.

By Order of the Board of Directors,

Peter Papano Chief Financial Officer and Secretary

April 14, 2006

Appendix A

CAPTARIS, INC.

2006 EQUITY INCENTIVE PLAN

(Formerly known as the “1989 Restated Stock Option Plan”)

(As amended and restated on June 8, 2006)

SECTION 1. PURPOSE

The purpose of the Captaris, Inc. 2006 Equity Incentive Plan (this “Plan”), which is an amendment and restatement of the 1989 Restated Stock Option Plan, is to provide a means whereby selected employees, directors, officers, agents, consultants, advisors and independent contractors of Captaris, Inc. (the “Company”), or of any parent or subsidiary (as defined in subsection 5.5 and referred to hereinafter as “related corporations”) thereof, may acquire a proprietary interest in the Company in order to attract and retain the services or advice of such employees, directors, officers, agents, consultants, advisors and independent contractors and to provide added incentive to such persons by encouraging stock ownership in the Company.

Awards granted under this Plan may include options, stock appreciation rights (“SARs”), stock awards, restricted stock, restricted stock units and other stock or cash-based awards (individually, an “Award” and collectively, the “Awards”). Any party to whom an Award is granted under this Plan shall be referred to hereinafter as a “Participant.”

SECTION 2. ADMINISTRATION

This Plan shall be administered by the Board of Directors of the Company (the “Board”) or, in the event the Board shall appoint and/or authorize a committee to administer this Plan, by such committee. The administrator of this Plan shall hereinafter be referred to as the “Plan Administrator.” The Board shall consider in selecting the membership of any committee acting as Plan Administrator of this Plan with respect to any persons subject or likely to become subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) the provisions regarding (a) “outside directors” as contemplated by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) “nonemployee directors” as contemplated by Rule 16b-3 under the Exchange Act. Notwithstanding the foregoing, the Board may delegate responsibility for administering this Plan with respect to designated classes of eligible persons to different committees consisting of two or more members of the Board, subject to such limitations as the Board deems appropriate. To the extent consistent with applicable law, the Board may authorize one or more senior executive officers of the Company to grant Awards to designated classes of eligible persons, within limits specifically prescribed by the Board; provided, however, that no such officer shall have or obtain authority to grant Awards to himself or herself or to any person subject to Section 16 of the Exchange Act. All references in this Plan to the “Plan Administrator” shall be, as applicable, to any committee or any officer to whom the Board has delegated authority to administer this Plan.

The members of any committee serving as Plan Administrator shall be appointed by the Board for such term as the Board may determine. The Board may from time to time remove members from, or add members to, the committee. Vacancies on the committee, however caused, shall be filled by the Board.

2.1 PROCEDURES

The Board shall designate one of the members of the Plan Administrator as chairman. The Plan Administrator may hold meetings at such times and places as it shall determine. The acts of a majority of the members of the Plan Administrator present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Plan Administrator members, shall be valid acts of the Plan Administrator.

2.2 RESPONSIBILITIES

Except for the terms and conditions explicitly set forth in this Plan, the Plan Administrator shall have the authority, in its discretion, to determine all matters relating to the Awards to be granted under this Plan, including selection of the individuals to be granted Awards, the number of shares to be subject to each Award, the exercise or purchase price, if applicable, and all other terms and conditions of the Awards. Grants under this Plan need not be identical in any respect, even when made simultaneously. Awards may be granted either alone or in addition to or in tandem with any other type of Award. Any Award settlement may be subject to such conditions, restrictions and contingencies as the Plan Administrator shall determine. The interpretation and construction by the Plan Administrator of any terms or provisions of this Plan or any Award issued hereunder, or of any rule or regulation promulgated in connection herewith, shall be conclusive and binding on all interested parties.

SECTION 3. SHARES SUBJECT TO THIS PLAN

3.1 NUMBER OF SHARES

(a) The shares subject to this Plan shall be shares of the Company’s Common Stock (the “Common Stock”), currently authorized but unissued or subsequently acquired by the Company. Subject to adjustment as provided in Section 12, the maximum aggregate amount of Common Stock available for issuance under this Plan shall be 12,900,000 shares.

(b) Any shares of Common Stock that are subject to Awards of options or SARs shall be counted against the limit in subsection 3.1(a) as one share for every one share granted. Any shares of Common Stock that are subject to Awards (other than options or SARs) shall be counted against the limit in subsection 3.1(a) as two shares for every one share granted.

(c) Notwithstanding any other provision of Section 3, (i) shares of Common Stock tendered in payment of an Option shall not be added to the aggregate Plan limit above; (ii) shares of Common Stock withheld by the Company to satisfy any tax withholding obligation applicable to an Award shall not be added to the aggregate Plan limit above; (iii) shares of Common Stock that are repurchased by the Company with Option proceeds shall not be added to the aggregate Plan limit above; and (iv) all shares of Common Stock covered by an SAR, to the extent that it is exercised and settled in shares of Common Stock, shall be considered issued or transferred pursuant to the Plan, even if the number of shares issued upon settlement of the SAR is less than the number of shares originally subject to the SAR.

3.2 SHARE USAGE

(a) Subject to subsection 3.1, shares of Common Stock covered by an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of Common Stock are issued under this Plan to a Participant and thereafter are forfeited to or otherwise reacquired by the Company, the shares subject to such Awards and the forfeited or reacquired shares shall again be available for issuance under this Plan. Any shares of Common Stock that again become available for Awards shall be added back as one share if such shares were subject to options or SARS and as two shares if such shares were subject to Awards (other than options or SARs).

(b) The Plan Administrator shall also, without limitation, have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

(c) Notwithstanding anything in this Plan to the contrary, the Plan Administrator may grant Substitute Awards under this Plan. Substitute Awards shall not reduce the number of shares authorized for issuance under this

Plan. In the event that an Acquired Entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination, then, to the extent determined by the Board or the Plan Administrator, the shares available for grant pursuant to the terms of such preexisting plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of common stock of the entities that are parties to such acquisition or combination) may be used for Awards under this Plan and shall not reduce the number of shares of Common Stock authorized for issuance under this Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or a related corporation prior to such acquisition or combination. In the event that a written agreement between the Company and an Acquired Entity pursuant to which a merger, consolidation or statutory share exchange is completed is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, said terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants. “Substitute Awards” shall mean Awards granted or shares of Common Stock issued by the Company in substitution or exchange for awards previously granted by an Acquired Entity. “Acquired Entity” shall mean any entity acquired by the Company or a related corporation or with which the Company or a related corporation merges or combines.

(d) Notwithstanding the foregoing, the maximum number of shares of Common Stock that may be issued upon the exercise of incentive stock options shall equal the aggregate share number stated in subsection 3.1(a), subject to adjustment as provided in Section 12 and provided, further, that for purposes of subsection 13.3, any such shares shall be counted in accordance with the requirements of Section 162(m) of the Code.

SECTION 4. ELIGIBILITY

An Award may be granted to any employee, officer or director of the Company or a related corporation whom the Plan Administrator from time to time selects. An Award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to the Company or any related corporation that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities. Notwithstanding the foregoing, an incentive stock option may be granted only to an individual who, at the time the option is granted, is an employee of the Company or a related corporation.

SECTION 5. TERMS AND CONDITIONS OF OPTIONS

Options granted under this Plan shall be evidenced by written agreements which shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and which are not inconsistent with this Plan. Notwithstanding the foregoing, options shall include or incorporate by reference the following terms and conditions:

5.1 NUMBER OF SHARES AND PRICE

The maximum number of shares that may be purchased pursuant to the exercise of each option and the price per share at which such option is exercisable (the “exercise price”) shall be as established by the Plan Administrator; provided, however, that the exercise price shall not be less than the Fair Market Value per share of the Common Stock at the time the option is granted. “Fair Market Value” shall mean the average of the high and low trading prices for the Common Stock on any given date during regular trading or, if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Plan Administrator using such methods or procedures as it may establish.

5.2 TERM AND MATURITY

Subject to the restrictions contained in subsection 5.7 with respect to granting incentive stock options to greater than 10% shareholders, the term of each option shall be as established by the Plan Administrator and, if not so established, shall be 10 years from the date it is granted, but in no event shall it exceed 10 years. The Plan Administrator shall establish and set forth in each instrument that evidences an option the time at which or the installments in which the option shall vest and become exercisable, any of which provisions may be waived or modified by the Plan Administrator at any time.

5.3 EXERCISE

Subject to the vesting schedule described in the instrument that evidences an option, each option may be exercised in whole or in part at any time and from time to time; provided, however, that an option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Plan Administrator. An option shall be exercised by delivery to the Company or a brokerage firm designated or approved by the Company of notice of the number of shares with respect to which the option is exercised, together with payment of the exercise price.

5.4 PAYMENT OF EXERCISE PRICE

Payment of the option exercise price shall be made in full at the time the notice of exercise of the option is delivered to the Company or a brokerage firm designated or approved by the Company and shall be (a) in cash, bank certified or cashier’s check, or personal check (unless at the time of exercise the Plan Administrator in a particular case determines not to accept a personal check) for the shares being purchased or (b) to the extent permitted by law, by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, all in accordance with the regulations of the Federal Reserve Board, to promptly deliver to the Company the amount of sale proceeds to pay the exercise price and any federal, state or local withholding tax obligations that may arise in connection with the exercise.

The Plan Administrator can determine at any time before exercise that additional forms of payment will be permitted, which payments may include:

(i) delivery of shares of Common Stock held by a Participant having an aggregate Fair Market Value equal to the aggregate exercise price; provided, however, that payment in stock held by a Participant shall not be made unless the stock shall have been owned by the Participant for a period of at least six months (or such other period required to avoid adverse accounting consequences to the Company); or

(ii) provided that the Participant is an employee, and not an officer or member of the Board (unless otherwise not prohibited by law, including, without limitation, any regulation promulgated by the Board of Governors of the Federal Reserve System) and in the Company’s sole and absolute discretion at the time the option is exercised, by delivery of the Participant’s promissory note in a form approved by the Company for the aggregate exercise price. No promissory note shall be permitted if the exercise of an option using a promissory note would be a violation of any law. Any permitted promissory note shall be on such terms as the Plan Administrator shall determine. The Plan Administrator shall have the authority to permit or require the Participant to secure any promissory note used to exercise an option with the shares of Common Stock acquired upon the exercise of the option or with other collateral acceptable to the Company. Unless otherwise provided by the Plan Administrator, if the Company at any time is subject to the regulations promulgated by the Board of Governors of the Federal Reserve System or any other governmental entity affecting the extension of credit in connection with the Company’s securities, any promissory note shall comply with such applicable regulations, and the Participant shall pay the unpaid principal and accrued interest, if any, to the extent necessary to comply with such applicable regulations.

5.5 TERMINATION OF SERVICE

The Plan Administrator shall establish and set forth in each instrument that evidences an option whether the option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the option, the option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time:

(a) Any portion of an option that is not vested and exercisable on the date of a Participant’s Termination of Service shall expire on such date.

(b) Any portion of an option that is vested and exercisable on the date of a Participant’s Termination of Service shall expire on the earliest to occur of:

(i) if the Participant’s Termination of Service occurs for reasons other than Cause, total disability or death, the date that is three months after such Termination of Service;

(ii) if the Participant’s Termination of Service occurs by reason of total disability or death, the one-year anniversary of such Termination of Service; and

(iii) the last day of the term of the option (the “Option Expiration Date”).

Notwithstanding the foregoing, if a Participant dies after his or her Termination of Service but while an option is otherwise exercisable, the portion of the option that is vested and exercisable on the date of such Termination of Service shall expire upon the earlier to occur of (y) the Option Expiration Date and (z) the one-year anniversary of the date of death, unless the Plan Administrator determines otherwise.

Also notwithstanding the foregoing, in case a Participant’s Termination of Service occurs for Cause, all options granted to the Participant shall automatically expire upon first notification to the Participant of such termination, unless the Plan Administrator determines otherwise. If a Participant’s employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any option shall likewise be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after a Participant’s Termination of Service, any option then held by the Participant may be immediately terminated by the Plan Administrator, in its sole discretion.

(c) A Participant’s change in status from an employee to a consultant, advisor or independent contractor, or a change in status from a consultant, advisor or independent contractor to an employee, shall not be considered a Termination of Service for purposes of this subsection 5.5.

The Plan Administrator, in its absolute discretion, may determine all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that with respect to incentive stock options, such determination shall be subject to any requirements contained in the Code. The foregoing notwithstanding, with respect to incentive stock options, employment shall not be deemed to continue beyond the first 90 days of such leave, unless the Participant’s reemployment rights are guaranteed by statute or by contract.

For purposes of this Plan, the following terms shall have the following meanings:

“Cause,” unless otherwise defined in a written employment, services or other agreement between the Participant and the Company or a related corporation, shall mean dishonesty, conviction or confession of a crime (except minor violations), fraud, failure to cooperate in a governmental investigation, misconduct or disclosure of confidential information.

“Related corporation,” when referring to a subsidiary corporation, shall mean any corporation (other than the Company) in, at the time of the granting of the option, an unbroken chain of corporations ending with the Company, if stock possessing 50% or more of the total combined voting power of all classes of stock of each of the corporations other than the Company is owned by one of the other corporations in such chain. When referring to a parent corporation, the term “related corporation” shall mean any corporation in an unbroken chain of corporations ending with the Company if, at the time of the granting of the option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Termination of Service,” unless otherwise defined in a written employment, services or other agreement between the Participant and the Company or a related corporation, means a termination of employment or service relationship with the Company or a related corporation for any reason, whether voluntary or involuntary, including by reason of death or total disability. Any question as to whether and when there has been a Termination of Service for the purposes of an option and the cause of such Termination of Service shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors and executive officers, by the Plan Administrator, whose determination shall be conclusive and binding. Transfer of a Participant’s employment or service relationship between the Company and any related corporation shall not be considered a Termination of Service for purposes of an option. Unless the Plan Administrator determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a related corporation.

“Total disability,” unless otherwise defined in a written employment, services or other agreement between the Participant and the Company or a related corporation, refers to a mental or physical impairment of the Participant which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the Participant to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties for the Company and to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have furnished their opinion of total disability to the Plan Administrator. Notwithstanding the foregoing, “total disability” for purposes of Awards subject to Section 409A of the Code has the meaning set forth in Section 409A.

5.6 LIMITATION ON VALUE FOR INCENTIVE STOCK OPTIONS

As to all incentive stock options granted under the terms of this Plan, to the extent that the aggregate Fair Market Value of the shares (determined at the time the incentive stock option is granted) with respect to which incentive stock options are exercisable for the first time by the Participant during any calendar year (under this Plan and all other plans of the Company, a related corporation or a predecessor corporation) exceeds $100,000, such options shall be treated as nonqualified stock options. The previous sentence shall not apply if the Internal Revenue Service issues a public rule, issues a private ruling to the Company, any Participant or any legatee, personal representative or distributee of a Participant or issues regulations changing or eliminating such annual limit.

5.7 EXERCISE PRICE AND TERM OF INCENTIVE STOCK OPTIONS GRANTED TO GREATER THAN 10% SHAREHOLDERS

If an incentive stock option is granted under this Plan to any employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any related corporation, the term of such incentive stock option shall not exceed five years and the exercise price shall be not less than 110% of the fair market value of the shares at the time the incentive stock option is granted. This provision shall control notwithstanding any contrary terms contained in an option agreement or any other document.

SECTION 6. STOCK APPRECIATION RIGHTS

6.1 GRANT OF STOCK APPRECIATION RIGHTS

The Plan Administrator may grant SARs to Participants at any time on such terms and conditions as the Plan Administrator shall determine in its sole discretion. An SAR may be granted in tandem with an option or alone (“freestanding”). The grant price of a tandem SAR shall be equal to the exercise price of the related option. The grant price of a freestanding SAR shall be established in accordance with procedures for options set forth in subsection 5.1. An SAR may be exercised upon such terms and conditions and for the term as the Plan Administrator determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of this Plan and the instrument evidencing the SAR, the term of a freestanding SAR shall be as established for that SAR by the Plan Administrator, provided that such term does not exceed ten years, or, if not so established, shall be 10 years, and in the case of a tandem SAR, (a) the term shall not exceed the term of the related option and (b) the tandem SAR may be exercised for all or part of the shares subject to the related option upon the surrender of the right to exercise the equivalent portion of the related option, except that the tandem SAR may be exercised only with respect to the shares for which its related option is then exercisable.

6.2 PAYMENT OF SAR AMOUNT

Upon the exercise of an SAR, a Participant shall be entitled to receive payment in an amount determined by multiplying: (a) the difference between the Fair Market Value of the Common Stock on the date of exercise over the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised. At the discretion of the Plan Administrator as set forth in the instrument evidencing the Award, the payment upon exercise of an SAR may be in cash, in shares, in some combination thereof or in any other manner approved by the Plan Administrator in its sole discretion.

6.3 POST-TERMINATION EXERCISE

The Plan Administrator shall establish and set forth in each instrument that evidences a freestanding SAR whether the SAR shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service.

SECTION 7. STOCK AWARDS, RESTRICTED STOCK AND STOCK UNITS

7.1 GRANT OF STOCK AWARDS, RESTRICTED STOCK AND STOCK UNITS

The Plan Administrator may grant stock awards, restricted stock and stock units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, which may be based on continuous service with the Company or a related corporation or the achievement of any performance goals, as the Plan Administrator shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

7.2 VESTING OF RESTRICTED STOCK AND STOCK UNITS

Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to restricted stock or stock units, or upon a Participant’s release from any terms, conditions and restrictions of restricted stock or stock units, as determined by the Plan Administrator, and subject to the provisions of Section 10, (a) the shares of restricted stock covered by each Award of restricted stock shall become freely transferable by the Participant, and (b) stock units shall be paid in shares of Common Stock or, if set forth in the instrument evidencing the Awards, in cash or a combination of cash and shares of Common Stock. Any fractional shares subject to such Awards shall be paid to the Participant in cash.

7.3 WAIVER OF RESTRICTIONS

Notwithstanding any other provisions of this Plan, the Plan Administrator, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any restricted stock or stock unit under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate; provided, however, that the Plan Administrator may not adjust performance goals for any restricted stock or stock unit intended to be exempt under Section 162(m) of the Code for the year in which the restricted stock or stock unit is settled in such a manner as would increase the amount of compensation otherwise payable to a Participant.

SECTION 8. OTHER STOCK OR CASH-BASED AWARDS

Subject to the terms of this Plan and such other terms and conditions as the Plan Administrator deems appropriate, the Plan Administrator may grant other incentives payable in cash or in shares of Common Stock under this Plan.

SECTION 9. DEFERRALS

The Plan Administrator may permit or require a Participant to defer receipt of the payment of any Award. If any such deferral election is permitted or required, the Plan Administrator, in its sole discretion, shall establish rules and procedures for such payment deferrals, which may include the grant of additional Awards or provision for the payment or crediting of interest or dividend equivalents, including converting such credits to deferred stock unit equivalents, or the Participant’s execution of a deferral agreement containing such terms as the Plan Administrator may require. The value of any payment so deferred shall be allocated to a deferred account established for a Participant under any deferred compensation plan of the Company designated by the Plan Administrator. Notwithstanding the foregoing, any deferral made under this Section 9 shall comply with the requirements for exemption under Section 409A of the Code and any guidance issued thereunder to the extent such compliance is necessary to avoid any of the penalties otherwise imposed under Section 409A, as determined by the Plan Administrator, and the terms of any such deferral (including, without limitation, the payment of any deferred Award) shall be deemed modified if and to the extent necessary to comply with such requirements.

SECTION 10. WITHHOLDING TAX REQUIREMENT

The Company or any related corporation may require a Participant to pay to the Company the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the grant, vesting or exercise of an Award. Subject to this Plan and applicable law and unless the Plan Administrator determines otherwise, the Participant may satisfy withholding obligations, in whole or in part, by paying cash, by electing to have the Company withhold shares of Common Stock or by tendering to the Company already owned shares of Common Stock to the Company, in such amounts as are equivalent to the fair market value of the withholding obligation. The Company shall have the right to withhold from any shares of Common Stock issuable (or vested, in the case of restricted stock) pursuant to any Award or from any cash amounts otherwise due or to become due from the Company to the Participant an amount equal to such taxes. The value of the shares so withheld may not exceed the employer’s minimum tax withholding rate, and the value of the shares so tendered may not exceed such rate to the extent the Participant has owned the shares tendered for less than six months, if such limitations are necessary to avoid adverse accounting consequences to the Company.

SECTION 11. TRANSFERABILITY OF AWARDS

Awards granted under this Plan and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution and shall not be subject to execution, attachment or similar process. During a Participant’s lifetime, any Awards granted under this Plan are personal to him or her and are exercisable solely by such Participant. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Award under this Plan or of any right or privilege conferred hereby, contrary to the Code or to the provisions of this Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby shall be null and void. Notwithstanding the foregoing, to the extent permitted by Section 422 of the Code and other applicable law and regulation, the Plan Administrator may permit a Participant to (a) during the Participant’s lifetime, designate a person who may exercise the Award or receive payment under the Award after the Participant’s death by giving written notice of such designation to the Company (such designation may be changed from time to time by the Participant by giving written notice to the Company revoking any earlier designation and making a new designation) or (b) with respect to nonqualified stock options, transfer the option and the rights and privileges conferred hereby, provided such transfers are gratuitous and for no consideration.

SECTION 12. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

12.1 ADJUSTMENT OF SHARES

In the event, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (a) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or (b) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Plan Administrator shall make proportional adjustments in (i) the maximum number and kind of securities available for issuance under this Plan; (ii) the maximum share numbers set forth in subsection 13.3; (iii) the number and kind of securities that are subject to any outstanding Awards and the per share price of such securities, without any change in the aggregate price to be paid therefore; and (iv) the number and kind of securities automatically granted pursuant to a formula program established under the Plan. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding.

Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards. Also notwithstanding the foregoing, a dissolution or liquidation of the Company or a Company Transaction shall not be governed by this subsection 12.1 but shall be governed by subsections 12.2 and 12.3, respectively.

12.2 DISSOLUTION OR LIQUIDATION

To the extent not previously exercised or settled, and unless otherwise determined by the Plan Administrator in its sole discretion, Awards shall terminate immediately prior to the dissolution or liquidation of the Company. To the extent a vesting condition, forfeiture provision or repurchase right applicable to an Award has not been waived by the Plan Administrator, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

12.3 COMPANY TRANSACTION

Notwithstanding any other provision of this Plan to the contrary, unless the Plan Administrator shall determine otherwise at the time of grant with respect to a particular Award or unless otherwise provided in a written employment, services or other agreement between the Participant and the Company or a related corporation, in the event of a Company Transaction that is not a Related Party Transaction, all outstanding Awards shall become fully and immediately exercisable, and all applicable deferral and restriction limitations or forfeiture provisions shall lapse immediately prior to the Company Transaction and shall terminate effective at the effective time of the Company Transaction, unless such Awards are converted, assumed or replaced by the Successor Company.

For the purposes of this subsection 12.3, an Award shall be considered converted, assumed or substituted for if following the Company Transaction the option or right confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Company Transaction, the consideration (whether stock, cash or other securities or property) received in the Company Transaction by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Company Transaction is not solely common stock of the Successor Company, the Plan Administrator may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the option, for each share of Common Stock subject thereto, to be solely common stock of the Successor Company substantially equal in fair market value to the per share consideration received by holders of Common Stock in the Company Transaction. The determination of such substantial equality of value of consideration shall be made by the Plan Administrator, and its determination shall be conclusive and binding.

12.4 DEFINITIONS

As used in Section 12,

“Company Transaction,” unless otherwise defined in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a related corporation, means consummation of:

(a) a merger or consolidation of the Company with or into any other company or other entity;

(b) a statutory share exchange pursuant to which the Company’s outstanding shares are acquired or a sale in one transaction or a series of transactions undertaken with a common purpose of at least 50% of the Company’s outstanding voting securities; or

(c) a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of the Company’s assets.

Where a series of transactions undertaken with a common purpose is deemed to be a Company Transaction, the date of such Company Transaction shall be the date on which the last of such transactions is consummated.

“Parent Company” means a company or other entity which as a result of a Company Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries.

“Related Party Transaction” means (a) a merger, consolidation or statutory share exchange in which the holders of shares of Common Stock immediately prior to the merger hold at least a majority of the shares of Common Stock of the Successor Company immediately after the merger, (b) a mere reincorporation of the Company, or (c) a transaction undertaken for the sole purpose of creating a holding company.

“Successor Company” means the surviving company, the successor company or Parent Company, as applicable, in connection with a Company Transaction.

12.5 FURTHER ADJUSTMENT OF AWARDS

Subject to subsections 12.2 and 12.3, the Plan Administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change in control of the Company, as defined by the Plan Administrator, to take such further action as it determines to be necessary or advisable with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Plan Administrator may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Plan Administrator may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change in control that is the reason for such action.

12.6 NO LIMITATIONS

The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

12.7 FRACTIONAL SHARES

In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment.

SECTION 13. CODE SECTION 162(m) PROVISIONS

Notwithstanding any other provision of this Plan, if the Plan Administrator determines, at the time Awards are granted to a Participant who is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Plan Administrator may provide that this Section 13 is applicable to such Award; provided, however, that an option or SAR granted within the limitations set forth in subsection 13.3 shall be deemed to have been granted pursuant to this Section 13. “Covered Employee” shall mean a “covered employee” as that term is defined for purposes of Section 162(m)(3) of the Code or any successor provision.

13.1 PERFORMANCE CRITERIA

If an Award other than an option or an SAR is subject to this Section 13, then the lapsing of restrictions thereon and the distribution of cash, shares of Common Stock or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Plan Administrator, which shall be based on the attainment of specified levels of one of or any combination of the following “performance criteria” for the Company as a whole or any business unit of the Company, as reported or calculated by the Company: cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings per share; book value per share; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); revenues; operating margins; return on assets; return on equity; debt; debt plus equity; market or economic value added; stock price appreciation; total shareholder return; cost control; strategic initiatives; market share; net income; return on invested capital; improvements in capital structure; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management or asset management metrics (together, the “Performance Criteria”). Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable affiliate or business unit of the Company) under one or more of the Performance Criteria described above relative to the performance of other corporations. Such performance goals shall be set by the Plan Administrator within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

13.2 PLAN ADMINISTRATOR CERTIFICATION AND AUTHORITY

The Plan Administrator shall certify the extent to which any Performance Criteria have been satisfied and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award subject to this Section 13. Notwithstanding any provision of this Plan other than Section 12, with respect to any Award that is subject to this Section 13, the Plan Administrator may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Plan Administrator may not waive the achievement of the applicable performance goals except in the case of the death or total disability of the Covered Employee.

The Plan Administrator shall have the power to impose such other restrictions on Awards subject to this Section 13 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

13.3 LIMITATIONS

Subject to adjustment from time to time as provided in Section 12, no Participant may be granted Awards subject to this Section 13 in any calendar year period with respect to more than 500,000 shares of Common Stock, except that the Company may make additional one-time grants of such Awards for up to 1,000,000 shares to newly hired individuals, and the maximum dollar value payable with respect to any Awards that are payable in cash subject to this Section 13 granted to any Participant in any one calendar year shall be $1,250,000.

The Plan Administrator shall have the power to impose such other restrictions on Awards subject to this Section 13 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

SECTION 14. GENERAL

14.1 ISSUANCE OF SHARES

Notwithstanding any other provision of this Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under this Plan or make any other distribution of benefits under this Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, this Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal, state and foreign securities laws. The Company may also require such other action or agreement by the Participants as may from time to time be necessary to comply with applicable securities laws.

To the extent this Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

14.2 INDEMNIFICATION

Each person who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 2, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify them or hold them harmless.

14.3 NO STATUS AS SHAREHOLDER

Neither the Participant nor any party to which the Participant’s rights and privileges under the Award may pass shall be, or have any of the rights or privileges of, a shareholder of the Company with respect to any of the shares subject to the Award unless and until such shares have been issued.

14.4 NO INDIVIDUAL RIGHTS

No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

Nothing in this Plan or in any Award shall confer upon any Participant any right to continue in the employ or other relationship of the Company or of a related corporation, or to interfere in any way with the right of the Company or of any such related corporation to terminate his or her employment or other relationship with the Company at any time.

14.5 SECTION 409A OF THE CODE

Notwithstanding anything contained in this Plan to the contrary, any and all Awards, payments, distributions, deferral elections, transactions and any other actions or arrangements made or entered into pursuant to this Plan shall remain subject at all times to compliance with the requirements of Section 409A of the Code. Subject to Section 9, if the Plan Administrator determines that an Award, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of this Plan would, if undertaken, cause a Participant to become subject to Section 409A, such Award, payment, distribution, deferral election, transaction or other action or arrangement shall not be undertaken and the related provisions of this Plan will be deemed modified or, if necessary, rescinded in order to comply with the requirements of Section 409A to the extent determined by the Plan Administrator.

14.6 Participants in Other Countries

The Plan Administrator shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of other countries in which the Company or any related corporation may operate to ensure the viability of the benefits from Awards granted to Participants employed in such countries, to comply with applicable foreign laws and to meet the objectives of this Plan.

14.7 No Trust or Fund

The Plan is intended to constitute an unfunded plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

14.8 Successors

All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

14.9 Severability

If any provision of this Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify this Plan or any Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of this Plan and any such Award shall remain in full force and effect.

14.10 Choice of Law

This Plan, all Awards granted thereunder and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of law.

SECTION 15. AMENDMENT AND TERMINATION

15.1 AMENDMENT, SUSPENSION OR TERMINATION OF THIS PLAN

The Board or the Plan Administrator may amend, suspend or terminate this Plan or any portion of this Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, shareholder approval shall be required for any amendment to this Plan; and provided, further, that any amendment that requires shareholder approval may be made only by the Board.

15.2 TERMINATION OF THIS PLAN

This Plan shall remain in effect until June 8, 2016, unless sooner terminated by the Board. Notwithstanding the foregoing, no incentive stock options may be granted more than 10 years from the date of any amendment adopted by the Board and the shareholders of the Company, which, for tax purposes, is deemed to be the adoption of a new plan. No Award may be granted after termination or during any suspension of this Plan. The amendment or termination of this Plan shall not, without the consent of the Award holder, impair or diminish any rights or obligations under any Award theretofore granted under this Plan.

15.3 CONSENT OF PARTICIPANT

The amendment, suspension or termination of this Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under this Plan. Any change or adjustment to an outstanding incentive stock option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such incentive stock option to fail to continue to qualify as an incentive stock option. Notwithstanding the foregoing, any adjustments made pursuant to Section 12 shall not be subject to these restrictions.

In no event shall the Plan Administrator have the right, without shareholder approval, to (a) cancel any outstanding options or SARs for the purpose of repricing, replacing or regranting such options with options that have an exercise price that is less than the exercise price for the original option, except in connection with adjustments provided in Section 12 or (b) issue an option or amend an outstanding option to provide for the grant or issuance of a new option on exercise of the original option.

SECTION 16. EFFECTIVENESS OF THIS PLAN

This Plan, as amended and restated, shall become effective upon approval by the Company’s shareholders.

CAPTARIS, INC.

2006 ANNUAL MEETING OF SHAREHOLDERS

10885 NE 4th Street

Bellevue, WA 98004

Travel Directions From I-405

•	Head toward Bellevue on I-405.

•	Take exit 13A off I-405 and keep to the left to merge west onto NE 4th Street.

•	Turn left onto 110th Avenue NE.

•	Take the first right into the parking garage.

•	Take the elevators marked “PSE Building” to the lobby. From the lobby follow the signs to the 2006 Annual Meeting of Shareholders.

Parking

Parking validation coupons will be available at the meeting.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

CAPTARIS, INC.

The undersigned hereby appoints David P. Anastasi and Peter Papano, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Captaris, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held at Captaris’ principal executive offices located at 10885 NE 4th Street, Bellevue, WA 98004, at 9:00 a.m. local time, on Thursday, June, 8, 2006 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

You can now access your Captaris, Inc. account online.

Access your Captaris, Inc. shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Captaris, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.					Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

	FOR	WITHHELD FOR ALL		FOR	AGAINST	ABSTAIN
Proposal 1. ELECTION OF DIRECTORS	☐	☐	Proposal 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

Class I Nominee (term expiring 2007):				FOR	AGAINST	ABSTAIN

01    Daniel R. Lyle

Class III Nominees (terms expiring 2009):

02    David P. Anastasi

03    Thomas M. Murnane

Withheld for the nominees you list below:

(Write that nominee’s name in the space provided below.)

________________________________________________

Proposal 3.  TO APPROVE THE CAPTARIS,

                     INC. 2006 EQUITY

                     INCENTIVE PLAN, WHICH

                     WILL AMEND AND

                     RESTATE THE CAPTARIS,

                     INC. 1989 RESTATED

                     STOCK OPTION

                     PLAN TO AUTHORIZE

                     RESTRICTED STOCK AND

                     OTHER TYPES OF AWARDS

                     AND MAKE CERTAIN

                     OTHER CHANGES TO THE

                     1989 PLAN, AND WILL

                     REPLACE THE CAPTARIS,

                     INC. 2000 NON-OFFICER

                     EMPLOYEE STOCK

                     COMPENSATION PLAN.

				☐	☐	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Ù FOLD AND DETACH HERE Ù

You can view the Annual Report and Proxy Statement

on the internet at www.captaris.com